UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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KILROY REALTY CORPORATION

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KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April 8, 2016

To Our Fellow Stockholders:

On behalf of the entire Board of Directors of Kilroy Realty Corporation (NYSE: KRC), we are pleased to present you with KRC’s 2016 Proxy Statement and we invite you to attend KRC’s 2016 annual meeting of stockholders.

Through the years, we have operated with a consistent, long-term strategy — drive stockholder value by using our extensive real estate knowledge to build the premier franchise located in the best markets along the West Coast. We utilized this platform in 2015 to generate impressive results, which included strong earnings growth, sector-leading same-store growth, significant value-creating development completions, the highest grades in building sustainability metrics and the maintenance of a strong balance sheet during a period of substantial funding needs.

After generating a very strong absolute and relative stockholder return for the prior three-year period, as with most of our peers our market valuation suffered in 2015. But we believe, over time, the significant value we have created for our stockholders will be realized and reflected in our share price.

Our Board is actively involved in reviewing and overseeing our strategy and its execution. During 2015, we continued to refresh our Board by adding another new independent director after adding two in 2014. Jolie Hunt, the Principal and founder of Hunt & Gather, a marketing and communications agency based in New York City, joined the Board in May. Her extensive background working with some of the world’s leading media and technology companies has been a terrific resource to our company as we operate in some of the world’s leading media and technology markets.

Since our 2015 annual meeting of stockholders, our senior management team met and engaged with stockholders owning collectively more than 60% of our outstanding stock. These meetings provided an important platform for us to engage directly with our stockholders on a wide range of topics, including market conditions, corporate strategy and corporate governance practices. We appreciate this dialogue and are committed to maintaining open lines of communication with investors.

The accompanying proxy materials contain detailed information about the matters on which you are being asked to vote at the 2016 annual meeting. We urge you to read the materials carefully and vote in accordance with the Board’s recommendations. Your vote is very important to us.

Sincerely,

John Kilroy
Chairman, President and Chief Executive Officer

Edward Brennan, Ph.D.
Lead Independent Director

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are generally identified through the inclusion of words such as “believe,” “expect,” “goals” and “target” or similar statements or variations of such terms and other similar expressions. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in forward-looking statements, including, among others, risks associated with: investment in real estate assets, which are illiquid; significant competition, which may decrease the occupancy and rental rates of properties; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired properties; adverse changes in applicable laws; the ability to successfully complete development and redevelopment projects on schedule and within budget; and the other factors discussed in the risk factors section of Kilroy Realty Corporation’s most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

KILROY REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, May 19, 2016 at 9:00 a.m. local (Pacific) time

Place:	Our principal executive offices at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064.

Items of Business:	1.	Elect as directors the six nominees named in the attached Proxy Statement.

	2.	Approve, on an advisory basis, the compensation of our named executive officers.

	3.	Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2016.

Record Date:

The Board of Directors (the “Board”) has fixed the close of business on March 11, 2016 as the record date for determining the stockholders entitled to receive notice of and to vote at the 2016 annual meeting of stockholders (the “Annual Meeting”), or any adjournment(s) or postponement(s) thereof.

Proxy Voting:

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you attend the Annual Meeting and vote in person, your proxy or voting instructions will not be used.

By Order of the Board of Directors,

Tyler Rose

Executive Vice President,

Chief Financial Officer and Secretary

April 8, 2016

Los Angeles, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our 2015 Annual Report on Form 10-K are available at www.proxyvote.com.

You are encouraged to access and review all of the important information contained in our proxy materials before voting.

Proxy Summary

This section highlights information about Kilroy Realty Corporation, a Maryland corporation (“we,” “our,” “us” or the “Company”), that is contained elsewhere in this Proxy Statement. This section does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting.

BUSINESS HIGHLIGHTS

We delivered strong year-over-year operating and financial results in 2015.

As with most of the companies in our peer group identified on page 39, our market valuation declined in 2015. However, we delivered strong returns for the three-year period ended December 31, 2015. Our total stockholder return2 (“TSR”) for the three-year period ended December 31, 2015 outperformed the average TSR for our peer group, the SNL US REIT Office Index and the MSCI US REIT Index for that period of time.

TSR for the Three-Year Period Ended December 31, 2015
Kilroy Realty Corporation	43.3%
Peer Group[3]	36.6%
SNL US REIT Office Index	35.5%
MSCI US REIT Index	37.0%

More information on the Company’s 2015 performance is detailed on pages 23 through 25.

COMPENSATION HIGHLIGHTS

Our Executive Compensation Committee (the “Compensation Committee”) approved the 2015 compensation arrangements for our named executive officers identified on page 22 (our “NEOs”). Below are highlights of our 2015 compensation arrangements for our NEOs from the Compensation Discussion and Analysis (the “CD&A”) section of this Proxy Statement:

No Increases in Base Salaries None of our NEOs received a base salary increase for 2015.

Target Cash Bonuses Remained Consistent

NEO target annual cash incentives for 2015 remained at their 2014 levels, except that our Chief Executive Officer’s (“CEO”) 2015 target annual cash incentive was set at $2.7 million, which was higher than the 2014 level, but again below the $3.0 million level provided for in his employment agreement. This reduction again lowers the total potential annual cash incentive opportunity for our CEO and places a greater emphasis on long-term equity compensation.

Continued Emphasis on Long-Term Incentive Awards and Performance-Based Compensation

Equity compensation is the largest component of each NEO’s total compensation opportunity to align with stockholder interests. Approximately two-thirds of the 2015 annual long-term incentive awards for our NEOs (and nearly three-quarters for our CEO) are subject to performance-based vesting requirements over a three-year performance period and include a performance measure indexed to our relative TSR.

[1]

See Appendix A for the definition of “FFO per share” and a reconciliation of FFO per share to our net income available to common stockholders computed in accordance with U.S. generally accepted accounting principles (“GAAP”), as well as the definition of “same-store cash NOI” and a reconciliation of adjusted same-store cash NOI to our net income available to common stockholders computed in accordance with GAAP.

[2]	For purposes of this Proxy Statement, total stockholder returns are calculated assuming dividend reinvestment.
[3]

The TSR for the peer group, identified on page 39, is calculated by SNL Financial on a weighted basis, determined based on the average market capitalization for each company in the peer group during the applicable period.

Proxy Summary

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Board Practices

•  Lead Independent Director With a Well-Defined Role and Robust Responsibilities

•  Majority of Directors are Independent (5 out of 6 Current Directors)

•  Board Recently Refreshed with Three New Independent Directors (One in 2015 and Two Others in 2014)

•  Robust Risk Oversight Practices

•  Regular Executive Sessions of Independent Directors

•  Regular Board and Committee Self-Evaluations

•  Independent Audit, Executive Compensation and Nominating/Corporate Governance Committees

•  Regular Succession Planning

•  CEO May Only Serve on the Board of Directors of One Other Public Company

Stockholder Rights

•  Stockholder Proxy Access

•  Majority Voting for Directors in Uncontested Elections

•  Annual Election of All Directors (Declassified Board)

•  Annual Say-On-Pay Voting

•  Stockholder Right to Call a Special Meeting

•  No Stockholder Rights Plan

Compensation and Governance Practices

•  Minimum Stock Ownership Guidelines for Executives

•  Minimum Stock Ownership Guidelines for Non-Employee Directors

•  Stock Holding Requirements

•  Anti-Hedging Policy

•  Anti-Pledging Policy

•  Clawback Policy

•  Related Party Transactions Policy

•  No Single Trigger Change in Control in any Employment Agreements

•  No Excise Tax Gross-Ups

•  No Repricing of Underwater Stock Options Without Stockholder Approval

•  Regular Engagement with Investors, Including Discussions Since Our 2015 Annual Meeting of Stockholders with Stockholders who Together Own More Than 60% of our Common Stock

INDUSTRY LEADING COMMITMENT TO SUSTAINABILITY

EARNED THE HIGHLY COMPETITIVE GRESB Green Star Designation Last 3 Years for Ranking in Top 25% of Companies Worldwide in Sustainability Performance	RANKED BY GRESB AS 1st In Sustainability Performance Among 155 North American Real Estate Companies	CO-WINNER OF NAREIT’S 2015 Leader in the Light Award In the Office Category

ONE OF ONLY 149 COMPANIES TO RECEIVE THE U.S. ENVIRONMENTAL PROTECTION AGENCY’S (“U.S. EPA”) ENERGY STAR Partner of the Year Sustained Excellence Award The EPA’s Highest Honor

Voting Information

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Recommendation	Page
Management Proposals:
1. Election of Six Director Nominees	FOR	4
2. Advisory Approval of Compensation of NEOs	FOR	5
3. Ratification of Appointment of Deloitte & Touche LLP as Independent Auditor for 2016	FOR	7

HOW TO CAST YOUR VOTE

Internet	Phone	Mail	In Person
Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Ballots will be provided to anyone who attends and wants to vote at the Annual Meeting.

General Information About the Annual Meeting and Voting Procedures

Our Board is soliciting your proxy for the Annual Meeting to be held at 9:00 a.m. local (Pacific) time on Thursday, May 19, 2016 at our principal executive offices located at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, and any adjournments or postponements of the Annual Meeting. On April 8, 2016, proxy materials for our Annual Meeting, including this Proxy Statement and our 2015 Annual Report on Form 10-K (the “2015 Annual Report”), were first sent or made available to our stockholders entitled to vote at the Annual Meeting.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to rules of the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2015 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

•  Proposal No. 1: Elect as directors the six nominees named in this Proxy Statement.

•  Proposal No. 2: Approve, on an advisory basis, the compensation of our NEOs.

•  Proposal No. 3: Ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent auditor for the fiscal year ending December 31, 2016.

What are the Board’s recommendations on each of the proposals?

The Board recommends that stockholders vote:

1.	“FOR” each of the Board’s six nominees for election to the Board: John Kilroy, Edward Brennan, Ph.D., Jolie Hunt, Scott Ingraham, Gary Stevenson and Peter Stoneberg;

2.	“FOR” approval, on an advisory basis, of the compensation of our NEOs; and

3.	“FOR” ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2016.

Who is entitled to vote?

Only the holders of record of the shares of our common stock at the close of business on March 11, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon at the Annual Meeting. As of the Record Date, 92,228,435 shares of common stock were outstanding.

May I attend the Annual Meeting?

You may attend the Annual Meeting if you were a stockholder of record or a beneficial holder of shares of common stock at the close of business on the Record Date, or you hold a valid legal proxy for the Annual Meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting. You should also be prepared to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you are a beneficial holder of shares of common stock because you hold your shares in “street name,” you should provide proof of beneficial ownership as of the Record Date, such as an account statement reflecting your stock ownership as of the Record Date, a copy of the Notice or voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership, as well as your photo

Kilroy Realty Corporation	1

General Information About the Annual Meeting and Voting Procedures

identification, for admission. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. For directions to the Annual Meeting, contact the Company in writing at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote by attending the Annual Meeting and voting in person.

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

Vote in Person at the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee.

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on May 18, 2016 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) by voting in person at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on May 18, 2016.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal No. 1, “FOR” Proposal No. 2, and “FOR” Proposal No. 3.

2	Kilroy Realty Corporation

General Information About the Annual Meeting and Voting Procedures

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal No. 3 (the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2016) is considered routine under applicable rules of the New York Stock Exchange (the “NYSE”), while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal No. 3 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 3 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

How will voting on any other business be conducted?

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, at their discretion. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock issued and outstanding on the Record Date must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

Proposal No. 1 – Election of Directors. Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). This majority voting standard is discussed further under “Proposal 1 – Election of Directors – Vote Required” below.

Proposal No. 2 – Advisory Approval of Compensation of our NEOs. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the advisory approval of the compensation of our NEOs (“Say-on-Pay”). The Say-on-Pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, our Board values the opinions that our stockholders express with their votes and the votes will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

Proposal No. 3 – Ratification of the Appointment of Deloitte as our Independent Auditor. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2016.

Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast, although they are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Kilroy Realty Corporation	3

Proposal 1 – Election of Directors

Pursuant to our Articles of Restatement, the Bylaws and resolutions adopted by the Board, the Board presently consists of six directors, with each director serving a term that continues until the annual meeting of stockholders to be held in the year following the year of his or her election and until his or her successor is duly elected and qualified. As further described below, our Board has selected all six of our incumbent directors for re-election at the Annual Meeting.

NOMINEES FOR DIRECTOR

Upon the recommendation of the Nominating/Corporate Governance Committee (the “Governance Committee”), the Board nominated John Kilroy, Edward Brennan, Ph.D., Jolie Hunt, Scott Ingraham, Gary Stevenson and Peter Stoneberg for election to the Board for a term continuing until the annual meeting of stockholders to be held in 2017 and until their respective successors are duly elected and qualified. All of our director nominees are currently directors of the Company and were previously elected to serve on the Board by our stockholders. In this Proxy Statement, references to “John Kilroy” or our CEO are to John B. Kilroy, Jr. Information about each of our director nominees, including biographical summaries of their experience and qualifications, can be found in this Proxy Statement under the caption “Our Board of Directors.”

Except as otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of all of the nominees to the Board. The nominees have consented to be named in this Proxy Statement and to serve as directors if elected. If any nominee of the Board is unable to serve or for good cause will not serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this Proxy Statement, the Board has no reason to believe that any of the director nominees named above will be unable or unwilling to stand as a nominee or to serve as a director if elected.

VOTE REQUIRED

Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an annual meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast in the election of directors at the annual meeting at which a quorum is present. The election of directors at the Annual Meeting is not contested.

Under Maryland law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Bylaws provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board. The Governance Committee will then make a recommendation to our Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will act on the Governance Committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

4	Kilroy Realty Corporation

Proposal 2 – Advisory Approval of Our Executive Compensation

We are asking our stockholders to provide advisory approval of the compensation of our NEOs (as identified in the CD&A) as such compensation is disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables, the narratives accompanying those tables and the CD&A).

Our executive compensation philosophy is designed to achieve the following objectives:

•

To set total compensation to be competitive with companies in our peer group identified on page 39, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•

To align executive compensation with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking annual cash incentive award opportunities to the achievement of corporate and operational performance objectives in these areas;

•	To provide a majority of target total direct compensation (“TDC”)[4] for our NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

Our Compensation Committee approved the 2015 compensation arrangements for our NEOs. Below are highlights of the 2015 compensation arrangements for our NEOs from the CD&A section of this Proxy Statement.

•	Base Salaries Remained Flat. None of our NEOs received a base salary increase for 2015.

•

Annual Cash Incentives Based on a Performance Measurement Framework. The Compensation Committee continued to make final annual cash incentive determinations based on a performance measurement framework that measures the Company’s annual achievement of pre-set financial and operational goals and each NEO’s contribution to such goals. The framework evaluated the Company’s 2015 performance within the following five categories: (1) operations, (2) balance sheet management, (3) acquisitions, (4) dispositions and (5) development, and took TSR performance into account. The Compensation Committee determined that the final 2015 annual cash incentives for our NEOs would be above target levels but less than maximum.

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of long-term incentive awards that vest over a three-year period. In 2015, approximately 59% of our CEO’s (and approximately 56% of our other NEOs’) target TDC was in the form of a long-term incentive award. The purpose of this weighting is to further align the interests of our NEOs with those of our stockholders.

•

Majority of Long-Term Incentives are Performance-Based. In 2015, nearly three-quarters of our CEO’s (and approximately two-thirds of each of our other NEOs’) long-term incentive award was subject to performance-based vesting requirements that cliff-vest at the end of a three-year performance period, subject to continued service through the end of such performance period, and includes a performance measure indexed to our relative TSR over that period. The balance of each NEO’s total RSU award vests ratably in annual installments over a three-year vesting period, subject to continued service through the applicable vesting date.

We also maintain a range of executive compensation and governance policies, listed on page 40, that we believe reflect current best practices.

[4]

As used in this Proxy Statement, “target TDC” and “target total direct compensation” means the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2015.

Kilroy Realty Corporation	5

Proposal 2 – Advisory Approval of Our Executive Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, our Board requests your advisory vote to approve the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.”

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Company’s current policy is to provide our stockholders with an opportunity to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next Say-on-Pay vote will be held at the 2017 annual meeting of stockholders.

VOTE REQUIRED

The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NEOs.

6	Kilroy Realty Corporation

Proposal 3 – Ratification of Appointment of Independent Auditor

We are seeking stockholder ratification of our appointment of Deloitte, an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2016. Deloitte has served as our independent auditor since the completion of the Company’s initial public offering in January 1997 and, prior to the Annual Meeting, the Audit Committee is expected to re-appoint Deloitte as our independent auditor for the year ending December 31, 2016.

Additional information about Deloitte, including the fees we paid to Deloitte in fiscal years 2015 and 2014, can be found in this Proxy Statement under the caption “Audit and Non-Audit Fees.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of Deloitte with respect to the audit of the Company’s annual financial statements.

A representative of Deloitte is expected to be present at our Annual Meeting, be available to respond to appropriate questions and will have the opportunity to make a statement, if desired.

Stockholder ratification of the appointment of Deloitte as our independent auditor is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

VOTE REQUIRED

Ratification of the appointment of Deloitte as our independent auditor will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT AUDITOR FOR FISCAL 2016.

Kilroy Realty Corporation	7

Our Board of Directors

We believe all of the current members of our Board possess the professional and personal qualifications necessary for effective service as a director. In addition to each nominee’s specific experience, qualifications and skills, we believe that each nominee has a reputation for integrity, honesty and adherence to high ethical standards and has demonstrated business acumen and an ability to exercise sound business judgment. We believe all nominees have a commitment to the Company and to building long-term stockholder value. Below is a summary of the experience, qualifications and skills of each director nominee, who together (excluding our CEO) have any average tenure on our Board of approximately five years.

DIRECTOR NOMINEES

John Kilroy • President, Chief Executive Officer and Chairman of the Board • Age: 67 • Director Since 1996

John Kilroy was elected to serve as our Chairman of the Board (“Chairman”) in February 2013 and has been our President, Chief Executive Officer and a director since our incorporation in September 1996. Having led our private predecessor, Kilroy Industries, in a similar capacity, he became its President in 1981 and was elected CEO in 1991. Mr. Kilroy has been involved in all aspects of commercial and industrial real estate development, construction, acquisition, sales, leasing, financing and entitlement since 1967. Mr. Kilroy actively led the Company to be one of the premier landlords on the West Coast with one of the largest LEED portfolios, spanning some of the strongest markets in the country, from Seattle to San Diego.

Mr. Kilroy serves on the board of governors of the National Association of Real Estate Investment Trusts and the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. Mr. Kilroy previously served on the board of New Majority California and as Chairman of New Majority Los Angeles. He is a past trustee of the El Segundo Employers Association, Viewpoint School, Jefferson Center for Character Education and the National Fitness Foundation. He was also a member of the San Francisco America’s Cup Organizing Committee. Mr. Kilroy attended the University of Southern California.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Kilroy was nominated to serve on our Board because of his more than 30 years of experience with our Company and its predecessors, including 19 years as our President and CEO and approximately 15 and five years as our predecessor’s President and CEO, respectively, as well as his experience in acquiring, owning, developing and managing real estate, and his service on the board of governors of a national real estate trade organization.

Edward Brennan, Ph.D. • Lead Independent Director • Age: 64 • Director Since 2003

Edward Brennan, Ph.D. has been a member of our Board since July 2003 and our Lead Independent Director since March 2014. Until March 2014, Dr. Brennan was Chief Executive Officer of Nexus Dx, Inc., a medical diagnostics company located in San Diego, California. In November 2011, Nexus was acquired by Samsung Electronics Co., Ltd. from ITC Nexus Holding Company, where Dr. Brennan had been Chief Integration Officer following the merger of Nexus Dx, Inc. and International Technidyne Corporation. Previously, he was President and Chief Operating Officer of CryoCor, Inc. until June 2008, when the company was sold to Boston Scientific Corporation. From January 2004, he served as chairman of HemoSense Inc. until its sale to Inverness Medical Innovations in November 2007. While a director of HemoSense since 2000, he was also a Managing Partner of Perennial Ventures, a Seattle-based venture capital firm beginning in 2001. Prior to that time, he served as Vice President at Tredegar Investments. Dr. Brennan has participated in the development, management and financing of new medical technology ventures for over 30 years, including scientific and executive positions with Syntex, Inc., UroSystems, Inc., Medtronic Inc., DepoMed Systems, Inc. and CardioGenesis Corp. Dr. Brennan also serves on the board of directors of several private companies and previously served on the Board of Trustees of Goucher College, Baltimore, Maryland. Dr. Brennan holds Bachelor’s Degrees in Chemistry and Biology and a Ph.D. in Biology from the University of California, Santa Cruz.

8	Kilroy Realty Corporation

Our Board of Directors

Edward Brennan, Ph.D. (Continued)

Specific Qualifications, Attributes, Skills and Experience:

Dr. Brennan was nominated to serve on our Board because of his executive management and board of directors experience with both public and private companies and specifically, his over 30 years of experience with companies in the health sciences and medical industries, which have historically been target tenants of the Company.

Jolie Hunt • Director • Age: 37 • Director Since 2015

Jolie Hunt has been a member of our Board since 2015. She is the founder and Principal of Hunt & Gather, a marketing and communications agency that helps launch startup ventures, revive the strategic marketing and communications efforts of established brands and utilizes discreet influencer relations to pair like-minded people and places together where there is mutual benefit. Before founding Hunt & Gather in 2013, Ms. Hunt served as Chief Marketing & Communications Officer for AOL, Inc. from 2012 to 2013, and held the role of Senior Vice President, Global Head of Brand & Public Relations at Thomson Reuters from 2008 to 2012. Prior to that time, Ms. Hunt was the Global Director of Corporate & Business Affairs at IBM Corporation from 2006 to 2008 and served as Director of Public Relations for the Financial Times from 2002 to 2006. Ms. Hunt currently serves on the boards of PopTech, The Lowline, the Civilian Public Affairs Council for West Point Military Academy and The Episcopal School of Los Angeles. Ms. Hunt earned a Bachelor’s Degree in Mass Communication from Boston University and completed the Global Executive Program at Dartmouth University Tuck School of Business and Spain’s IE Business School in 2010.

Specific Qualifications, Attributes, Skills and Experience:

Ms. Hunt was nominated to serve on our Board because of her significant marketing and communications experience, knowledge about trends in the media, entertainment and technology world and the use of technology to advance company brands, which she acquired through her experience working with multiple multinational corporations and as the founder and Principal of Hunt & Gather. The Board believes these positions and experience bring additional, unique skills, perspective and connections to our Board.

Scott Ingraham • Director • Age: 62 • Director Since 2007

Scott Ingraham has been a member of our Board since 2007. He is the co-owner of Zuma Capital, a firm engaged in private equity and angel investing. He was the co-founder (1999), Chairman and CEO of Rent.com, an Internet-based multi-family real estate site, before it was sold to eBay in 2005. Mr. Ingraham was also a co-founder and previously served as the President and CEO of Oasis Residential (“Oasis”), a public apartment REIT founded in 1992 that merged with Camden Property Trust (“Camden”) in 1998. In addition to serving on the Company’s Board, Mr. Ingraham serves on the board of trust managers of Camden, CPT: NYSE (since 1998), the audit committee of Camden (for six years previously and beginning again in 2016) and the board of directors of RealPage, Inc., RP: NASDAQ (since 2012). He also served on the board of directors of LoopNet, LOOP: NASDAQ, for six years before it was acquired by Co-Star in 2012. Prior to co-founding Oasis, Mr. Ingraham’s career was devoted to real estate finance, mortgage and investment banking. He earned a Bachelor’s Degree in Business Administration from the University of Texas at Austin in 1976.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Ingraham was nominated to serve on our Board because he possesses extensive financial and real estate knowledge based on his experience as Chairman and CEO of Rent.com, President and CEO of Oasis, a member of the board of trustees and a member of the nominating and corporate governance committee, audit committee and compensation committee of Camden, a member of the board of directors and audit committee of LoopNet and a member of the board of directors and audit committee of RealPage, Inc.

Kilroy Realty Corporation	9

Our Board of Directors

Gary Stevenson • Director • Age: 59 • Director Since 2014

Gary Stevenson has been a member of our Board since 2014. Mr. Stevenson has been President and Managing Director of MLS Business Ventures of Major League Soccer since July 2013. Prior to such time, Mr. Stevenson served as President of PAC-12 Enterprises (“Pac-12”) from 2011 to 2013, where he managed a diversified and integrated company, including the Pac-12 Networks and Pac-12 Properties. Before joining Pac-12, Mr. Stevenson was Chairman and Chief Executive Officer of OnSport Strategies, a sports and entertainment consulting company that he founded in 1997 and later sold to Wasserman Media Group in 2007. From 2007 to 2010, Mr. Stevenson served as Principal for Wasserman Media Group to help handle the integration of OnSport Strategies. Mr. Stevenson previously also served as President of NBA Properties, Marketing and Media for the National Basketball Association from 1995 to 1997, as Chief Operating Officer and Executive Vice President of The Golf Channel from 1994 to 1995 and as Executive Vice President, Business Affairs for PGA Tour from 1987 to 1994. Mr. Stevenson received his Bachelor’s Degree from Duke University and his Master’s Degree in Business Administration from George Washington University.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stevenson was nominated to serve on our Board because of his extensive business and operational experience, including his founding role at OnSport Strategies, and his roles as President of Pac-12 and currently as President and Managing Partner of MLS Business Ventures of Major League Soccer. The Board believes these positions and Mr. Stevenson’s entrepreneurship success bring a diverse set of skills, experiences and relationships to our Board.

Peter Stoneberg • Director • Age: 60 • Director Since 2014

Peter Stoneberg has been a member of our Board since 2014. Mr. Stoneberg is currently Managing Partner of Velocity Ventures, LLC (“Velocity Ventures”), a merchant banking firm that he founded in 2000. From 2000 to 2006, Mr. Stoneberg was with Bank of America Capital Investors (“BACI”), an investment firm specializing in middle market and large capitalization companies, serving as an investment partner to BACI. Mr. Stoneberg also served as Senior Managing Director of Montgomery Securities, where he founded and led the Technology M&A group, beginning in 1994 until its acquisition by Bank of America in 1999. Prior to such time, Mr. Stoneberg served in various other roles, including Managing Director of Broadview Associates from 1992 to 1994. Previously, he was with IBM and ROLM Corp. as a Marketing Manager and has served as a private equity investor and on the board of directors for Cupertino Electric, Saleslogix Corp. and Netcom Systems. Mr. Stoneberg also previously served as a founder and member of the San Francisco America’s Cup Organizing Committee. Mr. Stoneberg received his Bachelor’s Degree in Business from the University of Colorado.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stoneberg was nominated to serve on our Board because of his significant relationships, experience with and knowledge of large and small companies in the high-technology industry, particularly those within the San Francisco Bay Area, which have become target tenants of the Company. Mr. Stoneberg also possesses extensive knowledge in the areas of raising equity and debt capital, and mergers and acquisitions based on his experience at BACI, Montgomery Securities and Velocity Ventures. Mr. Stoneberg also has experience as an active board member at three companies, including as a member of the audit and compensation committees of Netcom Systems and Cupertino Electric.

10	Kilroy Realty Corporation

Corporate Governance

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Board Practices

•   Lead Independent Director With a Well-Defined Role and Robust Responsibilities

•   Majority of Directors are Independent (5 out of 6 Current Directors)

•   Board Recently Refreshed with Three New Independent Directors (One in 2015 and Two Others in 2014)

•   Robust Risk Oversight Practices

•   Regular Executive Sessions of Independent Directors

•   Regular Board and Committee Self-Evaluations

•   Independent Audit, Executive Compensation and Nominating/Corporate Governance Committees

•   Regular Succession Planning

•   CEO May Only Serve on the Board of Directors of One Other Public Company

Stockholder Rights

•   Stockholder Proxy Access

•   Majority Voting for Directors in Uncontested Elections

•   Annual Election of All Directors (Declassified Board)

•   Annual Say-On-Pay Voting

•   Stockholder Right to Call a Special Meeting

•   No Stockholder Rights Plan

BOARD COMPOSITION AND GOVERNANCE

Director Attendance

During 2015, the Board held five meetings. All directors who served on the Board during 2015 attended at least 75% of the total number of meetings of the Board and meetings of the Board committees on which each director served that were held during the period of the director’s service during the year. Directors are encouraged to attend in person the annual meeting of stockholders of the Company. All directors attended the 2015 annual meeting of stockholders.

Independent Directors

Under the corporate governance rules of the NYSE, a majority of the members of the Board must satisfy the NYSE criteria for “independence.” No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has determined that each of Dr. Brennan, Ms. Hunt and Messrs. Ingraham, Stevenson and Stoneberg is independent under the current listing standards of the NYSE. In addition, pursuant to our Bylaws, each of Dr. Brennan, Ms. Hunt and Messrs. Ingraham, Stevenson and Stoneberg, comprising at least a majority of the members of the Board, is not an employee, officer or affiliate of the Company or any of its subsidiaries or divisions, or a relative of a principal executive officer, and is not an individual member of an organization acting as an advisor, consultant or legal counsel receiving compensation from the Company in addition to director’s fees. In this Proxy Statement, we refer to each of Dr. Brennan, Ms. Hunt and Messrs. Ingraham, Stevenson and Stoneberg as our “Independent Directors.”

Independent Director Meetings

The Independent Directors meet regularly in executive session without the presence of management. These meetings are generally held on the date of each regularly scheduled Board meeting and on an as-needed basis. Dr. Brennan, our Lead Independent Director (as defined below), presides over these meetings.

Kilroy Realty Corporation	11

Corporate Governance

Board Leadership Structure and Lead Independent Director

Our Corporate Governance Guidelines and our Bylaws permit the roles of Chairman and CEO to be filled by the same or different individuals. Our Board believes it is important to select our Chairman and our CEO in the manner it considers in the best interests of the Company and our stockholders at any given point in time. The Independent Directors on our Board assess the role of Chairman and CEO annually to ensure that the Company’s leadership structure best fits the Company’s specific circumstances and short and long-term challenges.

At this time, our Board believes that the Company and our stockholders are best served by having Mr. Kilroy serve as our Chairman and CEO. Mr. Kilroy’s combined role as Chairman and CEO demonstrates clearer accountability and provides a single leader who speaks with one voice to our stockholders, tenants, partners, employees, other stakeholders and the public. The combined Chairman and CEO role also enhances transparency between management and our Board by serving as an efficient and effective bridge for communication between the Board and management on significant business developments and time-sensitive matters, and provides unified leadership for carrying out our strategic initiatives and business plans. The combined Chairman and CEO role is balanced by the number of independent directors serving on our Board, our independent committee chairs and our Lead Independent Director.

In March 2014, our Board amended our Corporate Governance Guidelines to provide that if the Chairman is also our CEO, or if the Chairman is not otherwise an Independent Director, the Independent Directors will elect annually from amongst themselves a Lead Independent Director. Dr. Brennan is currently our Lead Independent Director and brings to this role considerable skills and experience, as described above in “Our Board of Directors.” The role of our Lead Independent Director is designed to further promote the independence of our Board and appropriate oversight of management and to facilitate free and open discussion and communication among the Independent Directors.

The responsibilities of our Lead Independent Director are clearly delineated in our Corporate Governance Guidelines and include:

•	Presiding at all meetings of our Board at which the Chairman is not present, including executive sessions of the Independent Directors;

•	Serving as liaison between the Chairman and the Independent Directors;

•	Approving information sent to our Board;

•	Approving agendas for meetings of our Board;

•	Approving meeting schedules of our Board to ensure that there is sufficient time for discussion of all agenda items;

•	Developing agendas for and calling meetings of the Independent Directors when necessary or appropriate; and

•	Being available for consultation and direct communication if requested by major stockholders.

We believe this current leadership structure with the combined Chairman and CEO leadership role and a Lead Independent Director enhances our Board’s ability to provide insight and direction on important strategic initiatives and, at the same time, promotes effective and independent oversight of management and our business.

Board Oversight of Risk

Our Board is actively involved in risk oversight and the Board as a whole directly oversees strategic, operating, financial and liquidity risks. Operational, financial and strategic presentations by management to the Board include consideration of the challenges and risks to our business, and the Board and management actively engage in discussion on these topics.

In addition, our Board has delegated oversight for specific areas of risk exposure to committees of our Board as follows:

•

Audit Committee. Reviews specific critical accounting issues with management and the overall impact that those issues may have on our financial position and risk profile. Discusses legal and compliance matters and assesses the adequacy of our risk-related internal controls, which includes an annual review of our fraud risk assessment as part of its general oversight responsibility for the quality and integrity of our financial statements and accounting internal controls.

12	Kilroy Realty Corporation

Corporate Governance

•

Compensation Committee. Oversees, among other things, the assessment and management of risks related to the Company’s compensation plans and policies, and structures our executive compensation programs so as to appropriately reward executives for operating performance and growth without undue risk taking. The Compensation Committee has evaluated our compensation policies and programs and believes that our compensation policies and practices provide appropriate incentives and controls and are not reasonably likely to have a material adverse effect on the Company.

•

Governance Committee. Oversees Board processes and corporate governance-related risks and reviews all Related Party Transactions and Principal Party Transactions, each as defined below under “Other Matters – Certain Relationships and Related Transactions,” including the risks relating to those transactions impacting the Company.

At each regular meeting of our Board, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our CEO, Chief Financial Officer, Chief Operating Officer, Chief Accounting Officer and Senior Vice President, Corporate Counsel regularly attend meetings of these committees when they are not in executive session and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, do not have a material effect on our choice of the Board’s leadership structure described above under “— Board Leadership Structure and Lead Independent Director.”

Succession Planning

Pursuant to our Corporate Governance Guidelines, our Board and our CEO review succession planning, management performance and management development on a regular basis. The Board also maintains an emergency succession plan that it and our CEO review periodically.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors, officers (including our CEO, Chief Financial Officer, Chief Accounting Officer and Controller and other members of senior financial management), employees, agents and consultants. This Code of Business Conduct and Ethics satisfies the requirements of a “code of business conduct and ethics” under the NYSE listing standards and a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. This Code of Business Conduct and Ethics is available in the Investors — Overview — Corporate Governance section of the Company’s website at http://www.kilroyrealty.com. Amendments to, or waivers from, a provision of this Code of Business Conduct and Ethics that apply to the Company’s directors or executive officers, including our CEO, Chief Financial Officer, Chief Accounting Officer, Controller and other members of senior financial management, may be made only by the Board or a Board committee and will be promptly posted on our website to the extent required by applicable SEC rules and NYSE listing standards.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chairman of the Board and the Lead Independent Director, establishment of the Board’s standing committees, director stock ownership guidelines, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is available in the Investors — Overview — Corporate Governance section of our website at http://www.kilroyrealty.com.

Kilroy Realty Corporation	13

Corporate Governance

BOARD COMMITTEES

Our Board has a standing Audit Committee, Compensation Committee and Governance Committee. Our Audit Committee, Compensation Committee and Governance Committee each operate under a written charter adopted by our Board, which is available in the Investors — Overview — Corporate Governance section of the Company’s website at http://www.kilroyrealty.com.

Director Name	Independent	Audit	Compensation	Governance
Edward Brennan, Ph.D. L		M	C	M
Jolie Hunt			M	M
Scott Ingraham		C		M
John Kilroy
Gary Stevenson			M
Peter Stoneberg		M		C

L	Lead Independent Director		Financial Expert
M	Committee Member	C	Committee Chairperson

Audit Committee

The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities regarding (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the Company’s accounting and system of internal controls; and (v) the performance of the Company’s internal audit function and independent auditor. Our Board has determined that each member of the Audit Committee satisfies the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(i) under the Exchange Act and the NYSE listing standards. In addition, each of Messrs. Ingraham and Stoneberg and Dr. Brennan is financially literate and each of Messrs. Ingraham and Stoneberg and Dr. Brennan is an “audit committee financial expert” as determined by the Board in accordance with the applicable rules of the NYSE and the SEC. The Board based its determination on the qualifications and business experience of each of Messrs. Ingraham and Stoneberg and Dr. Brennan described above under “Our Board of Directors — Director Nominees.”

The Audit Committee held six meetings during 2015. Additional information regarding the specific functions performed by the Audit Committee is set forth in the “Audit Committee Report” below.

Executive Compensation Committee

The purpose of the Compensation Committee is to formulate, evaluate and approve the compensation of our officers, as defined in the rules under Section 16 of the Exchange Act, and to discharge our Board’s duties and responsibilities relating to our compensation programs and practices, including its incentive and equity-based compensation plans and programs. The Compensation Committee is responsible for, among other things: (i) reviewing and making changes to our compensation philosophy; (ii) reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of our CEO in light of those goals and objectives, and determining and approving our CEO’s compensation level based on such evaluation; (iii) reviewing and approving the compensation for our other executive officers and all executive officers’ employment agreements, severance arrangements or any other compensation-related agreements; (iv) reviewing and making recommendations to the Board regarding compensation for non-employee members of our Board; (v) reviewing and making recommendations to the Board regarding the adoption, amendment or any discontinuation of any compensation plans under which Company securities may be issued or which otherwise requires stockholder approval, and approving award grants under any such plan and the terms of any such awards; and (vi) preparing the Compensation Committee Report included in this Proxy Statement. The Compensation Committee held three meetings in 2015.

14	Kilroy Realty Corporation

Corporate Governance

Our Board has determined that each member of the Compensation Committee satisfies the additional independence requirements specific to compensation committee membership under the NYSE listing standards. In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a separate committee of the Board or a subcommittee of the Compensation Committee. The Compensation Committee has not delegated any of its authority to set compensation levels of our executive officers or to grant equity awards, but has delegated certain limited administrative authority to management to address the settlement of fractional share interests arising under certain awards and to determine whether certain awards would be settled in cash or stock.

In accordance with the Compensation Committee’s charter, the Compensation Committee may retain independent compensation advisors and other management consultants. Such advisors and consultants may assist with, among other things, evaluating our various compensation programs, both individually and in the aggregate, including levels of salary, cash and long-term incentives, benefits and other perquisites and awards payable to our key personnel, as well as to advise the Compensation Committee with respect to the development of performance objectives that will contribute to our short-term and long-term profitability, growth and total return to stockholders. In 2015, the Compensation Committee retained Mercer to assist it in reviewing our compensation programs and the evaluation of specific compensation-related matters. Mercer provides data on the compensation and relative performance of our peer group, makes presentations on matters affecting compensation, provides assessments of the degree to which our compensation arrangements are consistent with market practices and our corporate objectives, provides assistance with the design and performance considerations associated with our annual and long-term incentive programs, and consults on other compensation matters as needed. Mercer also periodically meets privately in executive session with the Compensation Committee. As described further under “Compensation Discussion and Analysis — Role of Independent Compensation Consultant” below, the Compensation Committee has assessed the independence of Mercer and has concluded that its engagement of Mercer does not raise any conflict of interest with the Company or any of its directors or executive officers.

At the request of the Compensation Committee, certain of our executive officers aid the Compensation Committee in reviewing and analyzing our executive compensation program. Specifically, our CEO provides recommendations to the Compensation Committee regarding the compensation of all other executive officers. Our CEO and Chief Financial Officer also present the overall results of the Company’s performance and achievement of historical and go-forward goals and objectives, and our CEO provides evaluations for other executive officers, reviews peer group information and compensation consultant recommendations and participates in certain Compensation Committee meetings at the invitation of the Compensation Committee. Our Chief Financial Officer evaluates the financial implications and affordability of the Company’s compensation programs. Other executive officers may periodically participate in the compensation process and Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise.

Nominating/Corporate Governance Committee

The purpose of the Governance Committee is to (i) identify individuals qualified to become Board members consistent with criteria approved by the Board; (ii) recommend director nominees for the next annual meeting of stockholders for approval by the Board; (iii) develop and recommend to the Board a set of Corporate Governance Guidelines; (iv) oversee the evaluation of the Board; and (v) generally advise the Board on corporate governance and related matters. The Governance Committee also serves as the Independent Committee of our Board pursuant to Article III, Section 7 of our Bylaws and approves all transactions between the Company and John B. Kilroy, Sr. or John B. Kilroy, Jr. and their respective affiliates. The Governance Committee held three meetings in 2015.

Additionally, the Governance Committee has the authority to engage any independent counsel or other outside expert or advisors it deems desirable or appropriate. During 2015, Korn Ferry, an independent executive search firm retained by the Governance Committee in the first quarter of 2015, assisted the Governance Committee in the process of identifying and evaluating qualified prospective director candidates for nomination by our Board in connection with our 2015 annual meeting of stockholders and evaluated and screened Ms. Hunt prior to her nomination by our Board in 2015.

Kilroy Realty Corporation	15

Corporate Governance

DIRECTOR SELECTION, EVALUATION AND COMMUNICATIONS

Qualifications of Director Nominees

The Board is committed to having a membership comprised of individuals who by occupation, background and experience are in a position to make a strong, positive contribution to the Company and its stockholders. In considering candidates for nomination or appointment to the Board, the Governance Committee and the Board seek director candidates who, both individually and collectively, have such knowledge, experience and education based on criteria determined from time to time by the Governance Committee to be appropriate in the context of the perceived objectives of the Company at a given point in time and to provide balance to the Board’s knowledge, perspective, experience and expertise. The Governance Committee has established board membership criteria (the “Membership Criteria”), which it uses as a guideline in considering nominations to the Company’s Board. The criteria include, but are not limited to loyalty, reputation and character, mature business judgment, sufficient time, energy and attention to dedicate to the Company’s affairs and compliance with the Company’s stock ownership guidelines as set forth in the Corporate Governance Guidelines. In addition, the Company’s Bylaws and listing standards of the NYSE require the Board to be composed of a majority of directors who qualify as “independent directors” as defined therein. In considering director candidates, the Governance Committee and Board do not discriminate based on race, ethnicity, national origin, gender, religion or disability. In addition, in considering the diversity of the Board, the Governance Committee and the Board recognize that nominees for the Board should reflect a reasonable diversity of backgrounds and perspectives, including those backgrounds and perspectives with respect to business experience, professional expertise, age, gender and ethnic background. The Membership Criteria established by the Governance Committee are not exhaustive and the Governance Committee and the Board may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Governance Committee reviews and assesses the Membership Criteria annually.

Process for Identifying Nominees for Director

At any appropriate time prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Governance Committee will assess the qualifications and effectiveness of the current Board members and, to the extent there is a need, will seek other individuals qualified and available to serve to become Board members. The Governance Committee will review each potential candidate’s qualifications in light of the Membership Criteria described above. The Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee.

Stockholder-Recommended Director Candidates

The Governance Committee will consider director candidates recommended by stockholders of the Company. Candidates recommended by a stockholder are evaluated in the same manner as candidates identified by the Governance Committee. All recommendations must be directed to the Governance Committee c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. Recommendations for director nominees to be considered at the 2017 annual meeting of stockholders must be received in writing not later than November 30, 2016.

Each stockholder recommending a person as a director candidate must provide the Company with the following information for the Governance Committee to determine whether the recommended director candidate is independent from the stockholder, or each member of the stockholder group, that has recommended the director candidate:

•

If the recommending stockholder or any member of the recommending stockholder group is a natural person, whether the recommended director candidate is the recommending stockholder, a member of the recommending stockholder group, or a member of the immediate family of the recommending stockholder or any member of the recommending stockholder group;

•

If the recommending stockholder or any member of the recommending stockholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate is an employee of the recommending stockholder or any member of the recommending stockholder group or has been at any time during the current or preceding calendar year;

16	Kilroy Realty Corporation

Corporate Governance

•

Whether the recommended director candidate or any immediate family member of the recommended director candidate has accepted directly or indirectly any consulting, advisory or other compensatory fees from the recommending stockholder or any member of the group of recommending stockholders, or any of their respective affiliates during the current or preceding calendar year;

•

Whether the recommended director candidate is an executive officer or director (or person fulfilling similar functions) of the recommending stockholder or any member of the recommending stockholder group, or any of their respective affiliates; and

•	Whether the recommended director candidate controls the recommending stockholder or any member of the recommending stockholder group.

The recommending stockholder must also provide supplemental information that the Governance Committee may request to determine whether the recommended director candidate (i) is qualified to serve on the Audit Committee; (ii) meets the standards of independence established by the NYSE; and (iii) satisfies the Membership Criteria described above. In addition, the recommending stockholder must include the consent of the recommended director candidate and the recommended director candidate must make himself or herself reasonably available to be interviewed by the Governance Committee. The Governance Committee will consider all recommended director candidates submitted to it in accordance with these established procedures, although it will only recommend to the Board as potential nominees those candidates it believes are most qualified. However, the Governance Committee will not consider any director candidate if the candidate’s candidacy or, if elected, Board membership, would violate controlling state or federal law.

Annual Board Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Governance Committee, the Governance Committee oversees an annual evaluation of the performance of the Board. Each standing committee also conducts a separate evaluation of its own performance and of the adequacy of its charter and reports to the Board on the results of this evaluation. The evaluation process is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures. The Governance Committee also reviews the qualifications and effectiveness of individual directors each year when the directors stand for re-nomination. The review of individual directors includes an assessment of each director’s skills and experience in relationship to the Membership Criteria and that director’s commitment to the Board as evidenced by preparation for, understanding of, and attendance at Board meetings. The results of the individual director evaluations and the Governance Committee’s recommendations regarding director nominations are reported to the Board. The annual evaluations are generally conducted in the fourth quarter of each year or in the first quarter of the following year.

Stockholder Communications with the Board

Stockholders may send correspondence to the Board c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. The Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available for review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication, as appropriate.

Interested Party Communications with the Independent Directors

Any interested party may send correspondence to the Independent Directors as a group, or to Dr. Brennan, as our Lead Independent Director, directly, c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. The Secretary will review all correspondence addressed to the Independent Directors or to the Lead Independent Director individually, for any inappropriate correspondence and correspondence more suitably directed to management. The Secretary will summarize all correspondence not forwarded to the Independent Directors or our Lead Independent Director and make the correspondence available for review at the Independent Directors’ or our Lead Independent Director’s request, as applicable. The Secretary will forward interested party communications to the Independent Directors or our Lead Independent Director promptly following the receipt of the communication, as appropriate.

Kilroy Realty Corporation	17

Audit and Non-Audit Fees

Deloitte has served as the Company’s independent auditor since the completion of the Company’s initial public offering in January 1997 and is expected to be reappointed by the Audit Committee for the current fiscal year at its meeting to be held during the second quarter, which will precede the Annual Meeting.

The Audit Committee of the Board has determined that Deloitte is independent with regard to the Company within the meaning of the Exchange Act and the applicable published rules and regulations thereunder in effect on the date of this Proxy Statement. The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by Deloitte and establishes a pre-approved aggregate fee level for these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company by Deloitte for professional services rendered in fiscal years 2015 and 2014 are as follows:

Fees(1)	2015	2014
Audit Fees(2)	$1,379,368	$1,693,565
Audit-Related Fees	$—	$—
Tax Fees(3)	$379,072	$740,880
All Other Fees	$—	$—
Total Fees	$1,758,440	$2,434,445

(1)

All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures described above. The Audit Committee has concluded that the provision of the non-audit services rendered for the listed fees is compatible with maintaining Deloitte’s independence.

(2)

Includes the aggregate fees billed for the audits of the Company’s and the Operating Partnership’s annual financial statements and internal controls over financial reporting, review of financial statements included in their quarterly reports on Form 10-Q, consultations with management on technical accounting and regulatory issues, consultation and review of filings associated with the Company’s and the Operating Partnership’s 2014 and 2015 equity and bond offerings, and services provided for assistance with and review of other regulatory filings.

(3)

Includes the aggregate fees billed for the review and assistance with the preparation of tax returns, the review of quarterly REIT test compliance, assistance with the preparation of the annual earnings and profit analysis, and review of technical accounting issues. The tax fees incurred in 2014 also include one-time fees billed for assistance with the acquisition of The Flower Mart in San Francisco, California and assistance with the adoption of the tangible property regulations issued by the IRS.

18	Kilroy Realty Corporation

Audit Committee Report

The Audit Committee of the Company’s Board is composed of Independent Directors who satisfy the requirements of Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(i) thereunder and the current listing standards of the NYSE. The Audit Committee operates pursuant to a written charter available in the Investors — Overview — Corporate Governance section of the Company’s website at http://www.kilroyrealty.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee appoints the Company’s independent auditors and reviews and discusses the audited financial statements included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K with management and Deloitte, including the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has primary responsibility for the financial statements and the reporting process, including the Company’s internal controls over financial reporting.

Deloitte is responsible for performing an audit of the Company’s financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2015 with management and Deloitte. The Audit Committee discussed with Deloitte its judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee received the written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning its independence, and discussed with Deloitte its independence from the Company. The Audit Committee also considered the compatibility of Deloitte’s provision of non-audit services with Deloitte’s independence.

The Audit Committee discussed with Deloitte the overall scope of its audits of the Company’s and the Operating Partnership’s financial statements. The Audit Committee meets with Deloitte, with and without management present, to discuss the results of its examinations, its assessments of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee relied upon the information, opinions, reports and statements presented to them by the Company’s management and by Deloitte. The Audit Committee held six meetings during 2015.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements as of and for the year ended December 31, 2015 be included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 12, 2016.

Audit Committee

Scott Ingraham, Chairman

Edward Brennan, Ph.D.

Peter Stoneberg

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Kilroy Realty Corporation	19

Our Executive Officers

John Kilroy • President, Chief Executive Officer and Chairman of the Board • Age: 67

John Kilroy was appointed as Chairman in February 2013 and has served as our President and CEO since our incorporation in September 1996. Biographical information regarding Mr. Kilroy is set forth above under the caption “Our Board of Directors.”

Jeffrey Hawken • Executive Vice President and Chief Operating Officer • Age: 57

Jeffrey Hawken has served as our Chief Operating Officer since our inception as a public company in January 1997. Mr. Hawken is responsible for overseeing the Company’s overall operations, including leasing, acquisitions and dispositions, asset and property management functions, human resources and legal affairs. Prior to our initial public offering, Mr. Hawken served in the same capacity for Kilroy Industries and was responsible for the management and operations of Kilroy Industries’ real estate portfolio and served on its acquisitions and executive committees. In 1980, after graduating from college, Mr. Hawken joined Kilroy Industries as a Senior Financial Analyst, and has been involved in property and asset management with the Company since May 1983. Mr. Hawken is a member of the World Presidents’ Organization (“WPO”), Angeleno Chapter and held leadership roles in WPO, Santa Monica Bay Chapter and Young Presidents’ Organization, Santa Monica Bay Chapter. Mr. Hawken was a past Chairman of BOMA Greater Los Angeles and currently serves on the National Advisory Committee. Mr. Hawken serves on the Executive Committee at the University of Southern California Lusk Center for Real Estate. He is an active member of the City of Hope Los Angeles Real Estate and Construction Industries Council. Mr. Hawken holds a Bachelor of Science degree in Business Administration from the University of Southern California and he is a licensed Real Estate Broker in the State of California.

Tyler Rose • Executive Vice President, Chief Financial Officer and Secretary • Age: 55

Tyler Rose was appointed Executive Vice President and Chief Financial Officer in December 2009 after serving as Senior Vice President and Treasurer since 1997. Prior to his tenure at the Company, Mr. Rose was Senior Vice President, Corporate Finance of Irvine Apartment Communities, Inc. from 1995 to 1997, and was appointed Treasurer in 1996. Prior to that, Mr. Rose was Vice President, Corporate Finance of The Irvine Company from 1994 to 1995. From 1986 to 1994, Mr. Rose was employed at J.P. Morgan & Co., serving in its Real Estate Corporate Finance Group until 1992 and as Vice President of its Australia Mergers and Acquisitions Group from 1992 to 1994. Mr. Rose also served for two years as a financial analyst for General Electric Company. He currently serves as a director of Rexford Industrial Realty, Inc. and on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. Mr. Rose received a Master of Business Administration degree from The University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of California, Berkeley.

Heidi Roth • Executive Vice President, Chief Accounting Officer and Controller • Age: 44

Heidi Roth was appointed Executive Vice President, Chief Accounting Officer and Controller of the Company in January 2015. Ms. Roth has been with the Company since 1997 and was appointed Senior Vice President and Controller in July 2005. Prior to such time, Ms. Roth held various other positions with the Company, including serving as the Company’s Vice President, Internal Reporting and Strategic Planning. Prior to joining the Company, Ms. Roth was a CPA for Ernst & Young in Los Angeles. Ms. Roth is a Certified Public Accountant and a member of the AICPA. Ms. Roth currently serves on the Board of Directors of Crystal Stairs, Inc., a nonprofit child development organization, and is an emeritus member of the National Association of Real Estate Investment Trust’s Best Financial Practices Council. Ms. Roth received her Bachelor of Science degree in Accounting from the University of Southern California.

20	Kilroy Realty Corporation

Our Executive Officers

David Simon • Executive Vice President, Southern California • Age: 53

David Simon was appointed Executive Vice President, Southern California in September 2014 after serving as Executive Vice President since March 2012 and is responsible for executing the development and repositioning of office and mixed-use projects, as well as identifying and acquiring value-add opportunities throughout Southern California. Mr. Simon was formerly a Managing Director at BRCP. Prior to joining BRCP in 2004, Mr. Simon was a Partner with Kearny Real Estate Company, a partnership originally established as a subsidiary of Morgan Stanley Real Estate Funds. Previously, Mr. Simon was with the Morgan Stanley Real Estate Funds in Southern California where he focused on acquisitions, asset management and dispositions of real estate across all asset types. Mr. Simon received a Master’s Degree in Real Estate Development from Columbia University and a Bachelor of Arts Degree from the University of Florida. He is a licensed California Real Estate Broker and a full member of the Urban Land Institute. He is a board member of the Hollywood Chamber of Commerce, a board member and trustee of the Oakwood School in North Hollywood, and previously served as a member of the board of directors and a trustee for the non-profit Affordable Living for the Aging based in Southern California. In 2011, he established the Simon Family Drug Research Fund at the University of Alabama to promote drug research for neurofibromatosis.

Justin Smart • Executive Vice President, Development and Construction Services • Age: 56

Justin Smart was appointed Executive Vice President, Development and Construction Services in January 2013. He served as Senior Vice President of Development and Construction Services from August 2000 through December 2012. Mr. Smart has in excess of 25 years of real estate development experience covering a wide range of product types, including office, industrial, residential and resort properties throughout the United States. From June 1996 to August 2000, Mr. Smart was Vice President of Development with Intrawest Corporation, a leading developer of resorts and resort real estate. Prior to 1996, Mr. Smart served as Vice President of Construction with Kilroy Industries.

Kilroy Realty Corporation	21

Compensation Discussion and Analysis

INTRODUCTION

This CD&A describes the material elements of our executive compensation program, the compensation decisions made under the program and the factors considered in making those decisions for the NEOs listed below for 2015.

Name	Title
John Kilroy	President, Chief Executive Officer and Chairman of the Board
Jeffrey Hawken	Executive Vice President and Chief Operating Officer
Tyler Rose	Executive Vice President, Chief Financial Officer and Secretary
David Simon	Executive Vice President, Southern California
Justin Smart	Executive Vice President, Development and Construction Services

Our Business

We are a self-administered REIT that is active in the premier office submarkets along the West Coast of the United States. With more than 65 years of experience as a California-based real estate company, we have built deep experience in the region through multiple business cycles and operating environments. In 1997, we became a publicly traded REIT and in 2013, we were added to the S&P MidCap 400 Index. We believe the following aspects of our business make us one of the leading office REITs in the United States:

•

A fully integrated real estate enterprise. Our core management capabilities encompass all aspects of real estate, including the acquisition, financing, development, redevelopment, construction management, leasing, asset management and disposition of office and mixed-use projects.

•

Strong development experience. We maintain an active, multi-year development program that focuses on economically dynamic locations where anticipated long-term demand is strong, supply is limited and barriers to entry are high.

•	A leader in sustainability. We are an advocate of sustainability practices and are a leader in LEED-certified design, development and property operations.

•

An innovator in work spaces. We strive to be a leader in rethinking and reshaping the physical work environment, which we believe is necessary to meet the needs of the fast-paced and knowledge-driven businesses that choose to locate in the coastal economies of the western United States.

STOCKHOLDER ENGAGEMENT AND RESPONSE TO OUR 2015 SAY-ON-PAY VOTE

The Compensation Committee values input from the Company’s stockholders regarding the Company’s executive compensation program. At each annual meeting, we hold a non-binding advisory vote to approve the compensation of our NEOs, which is commonly referred to as a “Say-on-Pay” vote. At our 2015 annual meeting of stockholders, approximately 95.6% of the votes cast were in favor of our Say-on-Pay proposal. The Compensation Committee believes the results of our 2015 Say-on-Pay vote demonstrate that stockholders support the significant changes made to our executive compensation program over the past few years and endorse our current executive compensation practices. Since our 2015 annual meeting of stockholders, we engaged with and solicited input from stockholders who together own more than 60% of our outstanding common stock on a variety of topics, including market conditions, corporate strategy and corporate governance practices. Taking this feedback and our 2015 Say-On-Pay vote into account, the Compensation Committee approved our executive compensation program for 2015 without making any significant changes compared to our executive compensation program for 2014. The most significant change to our 2015 executive compensation program was to increase the portion of shares covered by our CEO’s annual equity award that are subject to performance-based vesting requirements to nearly three-quarters of the total award.

When making future compensation decisions for our NEOs, the Compensation Committee will continue to consider the opinions that stockholders express through annual Say-On-Pay votes and through direct communication with our lead independent director, our Board and management.

22	Kilroy Realty Corporation

Compensation Discussion and Analysis

2015 COMPANY PERFORMANCE

The Company achieved strong financial and operational results and further positioned the Company during 2015 for continued long-term growth. Below is a summary of our key achievements.

Outperforming Long-Term Total Stockholder Return. While we delivered excellent operating and financial results in 2015, our stock price performance was impacted by macro-economic and market specific headlines. Nevertheless, we outperformed the SNL US REIT Office Index, the MSCI US REIT Index and our peer group identified on page 39 over a three-year period. The following chart shows the value of a $100 investment at market close on December 31, 2012 in the Company, the MSCI US REIT Index, the SNL US REIT Office Index, and our peer group, over the three-year period ended December 31, 2015 (assuming dividend reinvestment):

Strong 2015 Financial Performance. During 2015, we generated strong year-over-year financial results, which included the following:5

•	Increased revenues from continuing operations 11.4%

•	Increased FFO 26.3%

•	Increased FFO per share 19.0%

•	Increased adjusted Same-Store Cash NOI 4.7% and increased adjusted Same-Store GAAP NOI 3.6%

Strong Leasing Activity. During 2015, we generated strong leasing results, which included the following:

•	Signed new or renewing leases on approximately 1.5 million square feet of office and retail space

•	Increased average occupancy in our stabilized portfolio 2.10% over 2014

•	Increased average rents on leases executed during 2015 by 22.3% on a cash basis and 33.0% on a GAAP basis[6]

[5]

See Appendix A for the definition of “FFO” and a reconciliation of FFO to our net income available to common stockholders computed in accordance with GAAP, for the definition of “net operating income” or “NOI” and a reconciliation of net operating income to our net income available to common stockholders computed in accordance with GAAP, and for the definition of “same-store cash NOI” and a reconciliation of adjusted same-store cash NOI to our net income available to common stockholders computed in accordance with GAAP. Increases are reported as 2015 performance above 2014 levels.

[6]	See Appendix A for the definition of “change in GAAP/cash rents (leases executed)”.

Kilroy Realty Corporation	23

Compensation Discussion and Analysis

Efficiently Managed Development Projects and Replenished Development Pipeline. During 2015, we efficiently managed our development program and replenished our development pipeline as highlighted below.

•	During 2015, we delivered two 100% leased projects totaling approximately 449,000 square feet on schedule and on budget with an estimated total investment of approximately $271 million.

•

During summer 2015, we commenced construction on a 700,000 square foot office project in the Mission Bay submarket of San Francisco, California. The total estimated investment is approximately $485.0 million and construction is expected to be completed in the second half of 2017.

•

At year-end 2015, we had five development projects under construction that totaled approximately 1.9 million square feet of space and had a total estimated investment of approximately $1.2 billion. The office space was 50% preleased.

•

During 2015, we expanded our development pipeline with the acquisition of two development opportunities – a fully entitled site in San Francisco, California and a property in the prime South Lake Union submarket of Seattle, Washington. We have the opportunity to create substantial incremental value by developing office and retail space, subject to obtaining appropriate approvals and entitlements.

•

During 2015, we continued to make significant progress on the entitlement process for our near and medium-term development projects. In particular, at our Flower Mart project in San Francisco, California, we successfully found common ground and reached agreements with local community groups, enabling us to advance the entitlement and design process. Upon final approval, we plan to develop a world class mixed-use project that includes office space, retail space and a new state-of-the-art flower mart.

Strong Execution of Capital Recycling Program. Capital recycling continues to play an important role in funding our activities and growth. Our general strategy has been to sell non-strategic assets and redeploy some or all of the capital into acquisitions, development and/or re-development where we can leverage our experience and add value to generate higher returns. In 2015, we contracted to sell 14 office buildings (13 in San Diego, California and one in Seattle, Washington) as well as two non-income producing land parcels (one in Orange County, California and one in San Diego, California). In 2015, we closed on the sale of 10 office buildings and one land parcel. The sale of the remaining four office buildings and one land parcel closed in January 2016. The total gross proceeds from these dispositions were approximately $602.0 million.

Prudent Balance Sheet Management. During 2015, we continued to build and maintain a strong and flexible balance sheet that enables us to respond quickly to attractive opportunities as they arise. Below is a list of key 2015 achievements:

•	Received a one notch investment grade upgrade to Baa2 and BBB from Moody’s and S&P, respectively.

•

Completed several opportunistic financing transactions that lowered our cost of capital and enhanced our liquidity, including the repayment of $475.3 million of unsecured and secured debt at par, issuing $138.2 million of net common equity under our at-the-market offering program, issuing $249.6 million of net common equity through a registered direct placement and issuing $400.0 million of 10-year, 4.375% senior unsecured notes.

•	Extended our weighted average debt maturities from approximately six years at year-end 2014 to approximately seven years at year-end 2015.

•

Significantly reduced our debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio from 7.4x at year-end 2014 to 5.7x at year-end 2015 during a period of extensive development spending.

•	Decreased our total debt as a percentage of total market capitalization from 28.2% at year-end 2014 to 26.7% at year-end 2015, which is amongst the lowest in our peer group.

Maintained Leadership Position in Sustainability. We continue to be recognized for our industry leading sustainability practices.

•	Ranked 1st in sustainability performance among 155 North American real estate companies by GRESB.

•	Earned the highly competitive GRESB “Green Star” designation for the last three years for ranking in the top 25% of companies worldwide in sustainability performance.

•	One of only 149 companies selected from approximately 16,000 applicants to receive the U.S. EPA’s annual ENERGY STAR Partner of the Year Sustained Excellence Award, the U.S. EPA’s highest honor.

24	Kilroy Realty Corporation

Compensation Discussion and Analysis

•	Co-winner of NAREIT’s 2015 Leader in the Light Award in the Office category.

•	Increased our LEED certified square footage by an additional 577,233 square feet in 2015, resulting in 47% of the stabilized portfolio being LEED certified at year-end 2015.

•	Increased percentage of stabilized portfolio that has earned ENERGY STAR certifications from 56% in 2014 to 64% in 2015.

•	Pursuing platinum or gold LEED certification for all development projects.

To learn more about the Company’s sustainability efforts, please view our 2015 sustainability report on the Company’s website, by visiting http://www.kilroyrealty.com/sites/default/files/Kilroy_Realty_Corporation_Sustainability_Report_ 2015.pdf.

DESIGN FEATURES OF 2015 EXECUTIVE COMPENSATION PROGRAM

We believe that the structure of our executive compensation program strikes an appropriate balance between the need to attract and retain executives with the expertise and talent required to execute on our active portfolio management strategy, and the need to link compensation with the performance of the Company, including stockholder return. Below is a summary of some of the key design features of our 2015 executive compensation program.

•

Majority of NEO Target TDC is “At Risk.” Approximately 87% of our CEO’s (and approximately 81% of our other NEOs’) target TDC for 2015 was not guaranteed but rather was tied directly to the performance of the Company, the Company’s stock price and/or individual performance, as depicted in the below pay mix charts.

Annual cash incentives are “at risk” because the final annual cash incentive awards are based on Company and individual performance and subject to variation. Actual cash incentives could range from 0% to approximately 150% of each NEO’s target annual cash incentive based on actual performance.

Long-term incentives (equity awards) are “at risk” because the final award value depends on our stock price, continued service over a three-year vesting period and, for nearly three-quarters of our CEO’s 2015 equity award (and approximately two-thirds for our other NEOs’), the satisfaction of performance-based vesting conditions that include (1) the possibility of complete forfeiture if a minimum operating performance threshold is not achieved in the year in which the award is granted without the opportunity to vest in any future year, and (2) relative TSR goals that apply to the entire three-year vesting period.

Kilroy Realty Corporation	25

Compensation Discussion and Analysis

•	Base Salaries Remained Flat. None of our NEOs received a base salary increase for 2015.

•

Annual Cash Incentives Based on a Performance Measurement Framework. The Compensation Committee continued to make final annual cash incentive determinations based on a performance measurement framework that measures the Company’s annual achievement of pre-set financial and operational goals and each NEO’s contribution to such goals. The framework evaluated the Company’s 2015 performance within the following five categories: (1) operations, (2) balance sheet management, (3) acquisitions, (4) dispositions and (5) development, and took TSR performance into account. The Compensation Committee determined that the final 2015 annual cash incentives for our NEOs would be above target levels but less than maximum.

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of long-term incentive awards that vest over a three-year period. In 2015, approximately 59% of our CEO’s (and approximately 56% of our other NEOs’) target TDC was in the form of a long-term incentive award. The purpose of this weighting is to further align the interests of our NEOs with those of our stockholders.

•

Majority of Long-Term Incentives are Performance-Based. In 2015, nearly three-quarters of our CEO’s (and approximately two-thirds of each of our other NEOs’) long-term incentive award was subject to performance-based vesting requirements that cliff-vest at the end of a three-year vesting period, subject to continued service through the end of such performance period, and includes a performance measure indexed to our relative TSR over that period. The balance of each NEO’s total RSU award vests ratably in annual installments over a three-year vesting period, subject to continued service through the applicable vesting date.

•

Target TDC Considers Market Pay Levels and Payouts Linked to Performance. The Compensation Committee did not set 2015 target TDC levels at any specific percentile against our peer group. Rather, the Compensation Committee considered final 2014 peer group compensation data to inform its decision making process for 2015. In setting the 2015 compensation levels, the Compensation Committee believed that our NEOs’ 2015 target TDC levels would generally be above the median for executives holding similar positions at companies in our peer group for 2015 and that the 2015 target TDC levels for our NEOs were appropriate for the following reasons:

➢

Active Portfolio Management Strategy in Highly Competitive Markets. Our business model requires an active portfolio management strategy. Implementing this strategy requires a broader skill set than those of executives who focus primarily on managing cash flows of a more static investment portfolio. Our active portfolio management strategy distinguishes us from many of the companies in our peer group. We set pay above the median in order to attract and retain executives with the skill sets that we believe are best suited to successfully implement our strategy and create long-term value for our stockholders.

➢

Target TDC Realized Only if Target Goals Achieved. In 2015, 72% of our CEO’s (and 62% of our other NEOs’) target TDC was performance-based. As a result, our NEOs will only receive 100% of their target TDC if the Company achieves all of its pre-established performance goals.

➢

Majority of NEO Target TDC Linked to Performance and Subject to Forfeiture. 100% of the annual cash incentive value that our NEOs can realize is linked to Company performance through a formalized performance measurement framework, which allows each NEO to earn between 0% and approximately 150% of their target cash incentive depending on the Company’s performance against pre-established goals. In addition, and as noted above, nearly three-quarters of our CEO’s (and approximately two-thirds of our other NEOs’) 2015 equity award is performance-based and subject to complete forfeiture if a minimum FFO Per Share threshold is not achieved in the year in which the award is granted and is further subject to relative TSR performance against the SNL US REIT Office Index over the entire three-year vesting period. Furthermore, both the time- and performance-based portion of the equity awards have direct alignment with share price movement and dividends paid.

➢

Outperforming TSR. As indicated in the chart on page 23, our TSR for the three-year period ending December 31, 2015 outperformed our peer group, the SNL US REIT Office Index and the MSCI US REIT Index.

26	Kilroy Realty Corporation

Compensation Discussion and Analysis

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our executive compensation philosophy is designed to achieve the following objectives:

•	To set total compensation to be competitive with companies in our peer group, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•

To align executive compensation with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking annual cash incentive award opportunities to the achievement of corporate and operational performance objectives in these areas;

•	To provide a majority of target total direct compensation for the NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

WHAT WE PAY AND WHY: EXECUTIVE COMPENSATION ELEMENTS

The following table sets forth the key elements of our executive compensation program, along with the primary objective and key features associated with each element of compensation.

Compensation Element	Primary Objective	Key Features	Page Reference
Base Salary	• To provide a regular source of income so employees can focus on day-to-day responsibilities. • To recognize ongoing performance of job responsibilities.	• Competitive pay, taking into account job scope, position, knowledge, tenure, skills and experience.	Page 28
Annual Cash Incentives (Cash Bonuses)	• To motivate and reward for achievement of annual financial and operational goals and other strategic objectives measured over the year.	• Final payouts are awarded to our NEOs under a cash incentive performance measurement framework that is based on specific metrics and pre-set objective goals.	Page 28
Long-Term Incentives (Equity Awards)

•   To emphasize long-term performance objectives.

•   To align the interests of our NEOs with stockholder interests.

•   To encourage the maximization of stockholder value and retain key executives through the performance and vesting periods.

•   For 2015, approximately two-thirds of each NEO’s long-term incentive award (and nearly three-quarters for our CEO) was subject to performance-based vesting requirements over a three-year vesting period, subject to complete forfeiture if a minimum FFO Per Share threshold is not achieved in the year in which the award is granted (without the opportunity to vest in any future year) and further subject to a relative TSR modifier over the entire three-year vesting period.

Kilroy Realty Corporation	27

Compensation Discussion and Analysis

2015 NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Committee reviews and authorizes each NEO’s compensation on an annual basis. Executive compensation is not established at any particular level against peer group data. Rather, the Compensation Committee generally considers the following factors:

•	The performance of the Company (e.g., TSR, operations, financial performance, acquisitions, dispositions, development and balance sheet management);

•	The performance of each NEO;

•	The contribution of each NEO to our overall results;

•	Input from our CEO (with respect to our other NEOs);

•	Additional roles or responsibilities assumed;

•	Experience, skill set and tenure;

•	Base salary, target annual cash incentive and long-term incentive grant levels for comparable positions at companies in our peer group;

•	The NEO’s employment agreement (if any); and

•	The relative need to retain the NEO.

Base Salary

General Description

As noted above, we provide base salaries to provide a regular source of income so employees can focus on day-to-day responsibilities and to recognize ongoing performance of job responsibilities.

Decisions for 2015

The Compensation Committee determined that each NEO’s 2015 base salary level would remain at the same level as in effect for 2014. The 2015 base salary for each of our NEOs was as follows: $1,225,000 for Mr. Kilroy, $675,000 for Mr. Hawken and $500,000 for each of Messrs. Rose, Smart and Simon.

Annual Cash Incentives

General Description

Our annual cash incentives are based on the annual performance of our Company, as measured by a performance measurement framework, and each individual’s contribution to the annual performance of our Company.

During the first quarter of the performance year, the Compensation Committee establishes a target annual cash incentive amount for each NEO and approves a performance measurement framework for that year. The Compensation Committee selects the performance categories, metrics and goals that it believes will accurately assess the annual performance of the Company and the building of long-term value for our stockholders. The performance measurement framework is comprised of performance categories (e.g., operations, balance sheet management, acquisitions and dispositions, and development) and each category includes performance metrics and specific objective goals that relate to each metric.

During the first quarter following the end of the performance year, the Compensation Committee compares the Company’s actual performance results to the pre-established objective goals. The Compensation Committee then rates performance as either “Extraordinary,” “Superior,” “On Target,” “Below Expectations” or “Well Below Expectations,” resulting in payouts approximating 150% of target, 125% of target, 100% of target, 50% of target or 0% of target, respectively. As a result, the Compensation Committee’s final annual cash incentive determinations may be more or less than the targeted amount based on the Company’s actual performance and the ultimate rating assigned by the Compensation Committee.

28	Kilroy Realty Corporation

Compensation Discussion and Analysis

Individual awards, however, may vary based on the Compensation Committee’s consideration of each NEO’s contributions or achievements. Awards may also vary based on a greater emphasis on certain categories, which may result in annual cash incentive variations between executives who are principally responsible for those categories and those who are not. The Compensation Committee does not apply specific weighting to performance categories and final annual cash incentive amounts are determined based on a holistic assessment of results achieved, including consideration of the Company’s TSR.

The Compensation Committee believes this approach reflects an appropriate balance between applying objective criteria to determine NEO annual cash incentives, on the one hand, and a desire to keep NEOs focused on strategic decisions that are in the long-term best interests of our stockholders, on the other hand. Since our business strategy requires us to actively manage our property portfolio, the Compensation Committee believes that a rigid annual cash incentive formula could undermine opportunistic decisions that compress short-term gains but create long-term stockholder value (e.g., midyear changes in our strategy or portfolio due to a shift in market conditions or unanticipated opportunities can significantly alter specific objective goals that are set early in the year).

Decisions for 2015

In January 2015, the Compensation Committee determined that each NEO’s 2015 target annual cash incentive amount would remain at the same level as 2014, except for our CEO. Although our CEO’s employment agreement provides for a $3,000,000 target annual cash incentive amount, our CEO’s 2014 target level was reduced from $3,000,000 to $2,450,000 in order to place a greater emphasis on long-term incentives and enhance alignment with long-term stockholder returns. Our CEO’s 2015 target level was similarly reduced from $3,000,000 to $2,700,000 in order to continue to place a greater emphasis on long-term incentives and enhance alignment with long-term stockholder returns. Mr. Hawken’s target cash incentive level for 2015 was 200% of his base salary and the target cash incentive level for each of our other NEOs was 100% of the executive’s base salary.

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Compensation Discussion and Analysis

The following table shows the 2015 performance measurement framework and 2015 goals approved by the Compensation Committee in January 2015 and the Company’s actual 2015 performance.

2015 Performance Measurement Framework

Category	Metric	2015 Goals	2015 Performance
Operations	FFO ($MM)(1):	$303.0	$316.6
	FFO Per Share(1):	$3.27	$3.39
	FAD ($MM)(2):	$158.0	$199.0
	FAD Payout Ratio(2):	82%	66%
	FAD Per Share(2):	$1.70	$2.13
	Revenue ($MM):	$569.0	$581.3
	NOI ($MM)(2):	$408.0	$422.0
	Adjusted Same-Store Cash NOI Growth(2):	2.5% - 3.5%	4.7%
	Leasing SF:	1.0M	1.5M
	Year-End Occupancy:	94.0%	94.8%
Balance Sheet Management(3)	Debt/EBITDA:	6.3x	5.7x
	Equity:	$300.0	$387.8
	Debt Financing:	$445.0	$400.0
Acquisitions	Total Acquisitions ($MM):	$0.0	$0.0
Dispositions	Total Dispositions ($MM):	$426.0	$335.2

In 2015, we contracted to sell 14 office buildings (13 in San Diego and one in Seattle) and two non-income producing land parcels (one in Orange County and one in San Diego). In 2015, we closed on the sale of 10 office buildings and one land parcel. The remaining four office buildings and one land parcel closed in January 2016. The total gross proceeds from these dispositions were approximately $602.0 million.

Development

We delivered, on time and on budget, two fully-leased office projects encompassing approximately 449,000 square feet.

We also opportunistically acquired two development opportunities – one fully entitled 3.3 acre mixed-use site in San Francisco for approximately $78.0M and four development parcels totaling 2.4 acres in Seattle for approximately $49.5M.

(1)

See Appendix A for the definition of FFO and a reconciliation of FFO to our net income available to common stockholders computed in accordance with GAAP, and for the definition of FFO per share and a reconciliation of FFO per share to our net income available to common stockholders computed in accordance with GAAP. FFO Per Share is also used as a performance metric under the performance-based component of our NEO equity awards. The Compensation Committee believes it is nevertheless appropriate to take FFO Per Share into account in our performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework.

(2)

See Appendix A for the definition of FAD (or Funds Available for Distribution), FAD Per Share, FAD Payout Ratio, NOI and a reconciliation of NOI to our NOI computed in accordance with GAAP, and for the definition of “same-store cash NOI” and a reconciliation of adjusted same-store cash NOI to our net income available to common stockholders computed in accordance with GAAP.

(3)	As of December 31, 2015.

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Compensation Discussion and Analysis

Based on the Compensation Committee’s review of the Company’s actual 2015 performance disclosed in the chart above, the Compensation Committee determined that the Company’s overall performance for 2015 was above “Superior” but below “Extraordinary.” In addition, and while the Company’s TSR performance is more directly taken into account through the value of, and applicable performance metrics under, the Company’s equity awards, the Compensation Committee also took the Company’s 2015 TSR performance into account in determining that it was appropriate to pay 2015 annual cash incentive amounts for the NEOs at less than the maximum levels. As a result, the 2015 annual cash incentive amounts exceeded target payout levels but were below the maximum payout level.

The Compensation Committee determined that each of the NEOs made significant contributions to the Company in 2015, although the level of impact each NEO had on the Company’s 2015 results varied somewhat. Differences between each NEO’s actual 2015 annual cash incentive amount compared to each NEO’s 2015 target annual cash incentive amount also reflect the Compensation Committee’s overall qualitative assessment of each NEO’s performance, and relative contribution to and responsibility for each of the performance categories and metrics.

The 2015 target and actual annual cash incentive amount determined by the Compensation Committee for each NEO is set forth in the chart below.

Named Executive	2015 Target Cash Incentive Amount	2015 Actual Cash Incentive Amount
John Kilroy	$2,700,000	$3,800,000
Jeffrey Hawken	$1,350,000	$1,600,000
Tyler Rose	$ 500,000	$ 700,000
David Simon	$ 500,000	$ 650,000
Justin Smart	$ 500,000	$ 700,000

Long-Term Incentives

General Description

Our long-term incentives are structured as equity awards in the form of restricted stock units (“RSUs”). Subject to the satisfaction of applicable vesting conditions, each RSU is equivalent in value to and will be paid in one share of our common stock. Directly linking the value of RSUs to our stock price aligns our NEOs’ interests with those of our stockholders. RSU awards are typically granted to our NEOs, and any applicable performance goals are set, at the beginning of the performance year. In addition to annual equity awards, we occasionally make grants of equity awards at other times at the discretion of the Compensation Committee, such as in connection with hiring or promoting executive officers. However, no such other equity awards were granted to our NEOs in 2015.

Decisions for 2015

The design of the RSU awards granted to our NEOs in 2015 is consistent with the design of the RSU awards granted to our NEOs in 2014. Based on the grant date fair value of each 2015 RSU award granted to our NEOs, the 2015 RSU awards consist of the following:

•

Approximately two-thirds of each NEO’s total RSU award (and nearly three-quarters for our CEO), is subject to performance-based vesting requirements (“performance-based RSUs”). The performance-based RSUs cliff vest, if and to the extent the performance goals are achieved, in one lump sum after the end of the three-year vesting period.

•

Approximately one-third of each NEO’s total RSU award (and approximately one quarter for our CEO), is subject to a time-based vesting schedule (“time-based RSUs”). The time-based RSUs vest ratably in annual installments over a three-year vesting period and payouts are subject to continued service through the applicable vesting date.

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Compensation Discussion and Analysis

The Compensation Committee also believed that a majority of each NEO’s total 2015 RSU award should be subject to performance-based vesting requirements to accomplish the following objectives:

•	Align overall reward opportunity with actual performance delivered;

•	Require achievement of pre-defined operating goals using a performance measure that is reflective of management’s efforts (i.e., the FFO Per Share metric);

•

Require sustained longer-term performance of the Company’s share price by including a relative TSR modifier that measures the Company’s performance against other office REIT competitors in the SNL US REIT Office Index over the entire three-year vesting period (i.e., the TSR percentile ranking metric); and

•	Create an additional retention incentive, as vesting is contingent on each NEO’s continued service through the end of the three-year vesting period.

The NEOs do not have the right to vote or dispose of the 2015 RSUs awarded prior to vesting, but do have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. Dividend equivalents on the RSUs awarded in 2015 are subject to the same vesting, payment and other terms and conditions as the original RSUs to which they relate.

2015 RSU Award Values

In January 2015, the Compensation Committee granted each NEO a number of time-based RSUs and a “target” number of performance-based RSUs, each expressed as a dollar value that was then converted into a number of RSUs by reference to the fair market value of the Company’s common stock on the date of grant. These dollar values are set forth in the chart below. The Compensation Committee determined that the aggregate dollar value for each NEO’s 2015 RSU award was appropriate based on its consideration of the factors listed on page 28.

	January 2015 Annual Equity Awards
Named Executive	Time-Based RSUs(1)	Target Performance-Based RSUs(1)	Total Equity Award
John Kilroy	$1,500,000	$4,250,000	$5,750,000
Jeffrey Hawken	$ 617,000	$1,234,000	$1,851,000
Tyler Rose	$ 550,000	$1,100,000	$1,650,000
David Simon	$ 500,000	$1,000,000	$1,500,000
Justin Smart	$ 500,000	$1,000,000	$1,500,000
(1)

These amounts are the values approved by the Compensation Committee in January 2015 and converted into the corresponding number of RSUs (the number of RSUs at the “target” level of performance in the case of the performance-based RSUs) based on the closing price of the Company’s common stock on the date of grant of the awards and rounded up to the nearest whole share. For the accounting fair value of these awards as reflected in the Summary Compensation Table, please refer to footnote (1) to the Summary Compensation Table.

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Compensation Discussion and Analysis

2015 Performance-Based RSUs

The 2015 performance-based RSUs vest in one lump sum on the first date following December 31, 2017 on which the Compensation Committee determines if, and to the extent, the performance vesting conditions have been achieved by the Company. The total number of 2015 performance-based RSUs that ultimately vest will be determined as follows:

(1)

The target number of performance-based RSUs granted to each NEO is first multiplied by an Applicable FFO Per Share Percentage that ranges from 0% to 150%. The Applicable FFO Per Share Percentage is determined by calculating the Company’s FFO Per Share for the 2015 performance year, plotting it on the below table and identifying the corresponding Applicable FFO Per Share Percentage (the number of RSUs resulting from this calculation is referred to as “Banked Shares” subject to the award).

FFO Per Share (for 2015)*	Applicable FFO Per Share Percentage*
$3.42 or greater	150%
$3.27	100%
$3.12	50%
Less than $3.12	0% (complete forfeiture)
* Determined on a pro-rata basis between points

(2)

The Banked Shares are then multiplied by an Applicable TSR Percentage that ranges from 66.6667% to 133.3333% for each NEO except our CEO (and from 50% to 150% for our CEO). The Applicable TSR Percentage is determined by (a) calculating the Companys TSR Percentile Ranking relative to the companies in the SNL US REIT Office Index for each of the three years in the performance period (2015-2017), (b) averaging those three relative TSR Percentile Rankings and (c) plotting such average TSR Percentile Ranking on the below table and identifying the corresponding Applicable TSR Percentage.

TSR Percentile Ranking* (2015-2017)	Applicable TSR Percentage* (for NEOs except CEO)	Applicable TSR Percentage* (for CEO)
80th percentile or greater	133.3333%	150%
40th percentile or greater, but equal to or less than 60th percentile	100%	100%
20th percentile or lower	66.6667%	50%
* Determined on a pro-rata basis between points

(3)	The above calculation will have the effect of either increasing or decreasing the Banked Shares subject to the award by the Applicable TSR Percentage as follows:

•	If the final average TSR Percentile Ranking is between the 40th percentile, but equal to or less than the 60th percentile, then there is no modification up or down to the Banked Shares.

•	If the final average TSR Percentile Ranking is below the 40th percentile, the Banked Shares may be reduced by up to 50% for our CEO’s award and by up to 33% for our other NEOs’ awards.

•	If the final average TSR Percentile Ranking is greater than the 60th percentile, the Banked Shares may be increased by up to 50% for our CEO’s award and by up to 33% for our other NEOs’ awards.

The FFO Per Share measure applies to the year in which the award was granted. This measure was selected as a performance metric because it is a financial measure commonly used by analysts and investors to evaluate a REIT’s operating performance and overall management of its property portfolio. This measure adjusts the initial target number of performance-based RSUs upward or downward depending on the Company’s FFO Per Share performance and also provides for the complete forfeiture of the performance-based RSUs with no opportunity to vest in a future year if the pre-established threshold FFO Per Share amount is not achieved.

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Compensation Discussion and Analysis

The TSR Percentile Ranking measure applies to all three-years of the performance period and was included to further align executives’ interests and potential rewards with stock price performance on a relative basis over a longer-term performance period. The increased up-side and down-side leverage applied to the TSR Percentile Ranking for the award to our CEO reflects his responsibility for the overall performance of the Company.

Please see the discussion under “Named Executive Officer Compensation Tables — Description of Plan-Based Awards —Performance-Based RSUs” on page 49 below for more information on determining FFO Per Share, TSR Percentile Ranking and the Applicable FFO Per Share Percentage and Applicable TSR Percentage for purposes of these awards.

The following chart illustrates the operation of the performance-based RSUs awarded in 2015 and discussed above:

2015 Performance Year Under 2015 Annual Equity Awards

In January 2016, the Compensation Committee determined that the Company’s actual FFO for 2015 on a per-share basis, when adjusted in accordance with the definition of FFO Per Share applicable to these awards, was $3.44. As a result, 150% of the target number of RSUs subject to each NEO’s award is eligible to vest based on this FFO Per Share level, subject to (1) further adjustment (up or down) based on our average TSR Percentile Ranking over the 2015-2017 performance period and (2) the NEO’s continued employment with us through the remainder of the three-year performance period. The Compensation Committee determined that the percentile ranking of the Company’s TSR for 2015 against the companies included in the SNL US REIT Office Index at the start of 2015 and that remained in the Index through the end of 2015 was at the 27th percentile. This percentile ranking will be averaged with the TSR Percentile Rankings, calculated on the same basis, for the Company for 2016 and 2017 to determine the final Applicable TSR Percentage ranking. If both FFO Per Share performance for 2015 and the Company’s TSR percentile ranking for 2015 are taken into account, between 100% and 189.3% (between 75% and 209% in the case of the award for our CEO) of the target number of RSUs subject to each NEO’s award will vest at the end of the three-year performance period, subject to the applicable time-based vesting requirements and with the final number in this range determined based on the Company’s TSR percentile rankings for 2016 and 2017.

2015 Performance Year Under 2014 Annual Equity Awards

In January 2014, the Compensation Committee awarded the NEOs RSUs that had a structure similar to the RSUs awarded to the NEOs in January 2015. With respect to the performance-based RSUs awarded in 2014, the Compensation Committee determined in January 2015 that 150% of the target number of RSUs subject to each NEO’s award is eligible to vest based on the Company’s FFO Per Share level for 2014, but subject to and as described for the 2015 RSU awards (1) further adjustment

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Compensation Discussion and Analysis

(up or down) based on our average TSR Percentile Ranking over the 2014-2016 performance period applicable to these awards and (2) the NEO’s continued employment with us through the remainder of the three-year performance period. The Compensation Committee determined in January 2015 that the percentile ranking of the Company’s TSR for 2014 against the companies included in the SNL US REIT Office Index at the start of 2014 and that remained in the Index through the end of 2014 was at the 95th percentile. The Compensation Committee determined in January 2016 that the percentile ranking of the Company’s TSR for 2015 against the companies included in the SNL US REIT Office Index at the start of 2014 and that remained in the Index through the end of 2015 was at the 30th percentile. These percentile rankings will be averaged with the similar TSR percentile ranking for the Company for 2016 to determine the final Applicable TSR Percentage for these 2014 awards. If both FFO Per Share performance for 2014 and the Company’s TSR percentile rankings for 2014 and 2015 are taken into account for these awards, between 150% and 187.5% of the target number of RSUs subject to each NEO’s award will vest at the end of the three-year performance period, subject to the applicable time-based vesting requirements and with the final number in this range determined based on the Company’s TSR percentile ranking for 2017.

2012 and 2013 Special Performance Awards (TSR Metric Resulted in No Awards Vesting in 2015)

The Company awarded performance-based RSUs to Messrs. Kilroy and Hawken in 2012 and 2013, respectively, that are eligible to vest in substantially equal annual installments over the term of the award (2012-2018 in the case of the award granted to Mr. Kilroy in 2012 and 2013-2018 in the case of the award granted to Mr. Hawken in 2013). These awards are referred to in this Proxy Statement as the “Special TSR Awards.” The vesting of each installment of the Special TSR Awards is subject to the achievement of one of the following performance goals, and further subject to the executive’s continued employment through the applicable vesting date: (1) achievement of an annual TSR equal to 7.5% for the applicable calendar year; (2) achievement of a TSR that exceeds the TSR for the SNL US REIT Office Index for the applicable calendar year; or (3) achievement of a cumulative stockholder return goal not later than December 31, 2018. The cumulative stockholder return goal is based on an annualized TSR over the applicable term of the award of 7.5%. No portion of the Special TSR Awards vested based on our TSR during 2015.

Additional Compensation Elements

Indirect Elements of Compensation

To assist us in attracting and retaining key executives, our NEOs are eligible to participate in the same health, welfare and insurance benefit plans in which our salaried employees are generally able to participate. In addition, we provide our NEOs with certain other benefits such as an automobile allowance, a medical allowance, supplemental life insurance, and certain reimbursements for club dues, financial planning services and home office expenses. We believe that these other elements of compensation are important to attract, motivate and retain the top executive talent for which we compete.

Stock Award Deferral Program

We maintain a Stock Award Deferral Program under which our directors and certain of our management employees, including our NEOs, may elect to participate and defer receipt of restricted stock awards granted under the 2006 Plan and receive an equivalent number of RSUs in lieu of such restricted stock (or may elect to defer payment of RSUs that would otherwise be made when the RSUs vest). Each RSU issued under the deferral program represents the right to receive one share of our common stock in the future, subject in each case to the vesting conditions provided in the restricted stock or RSU award. In addition, deferred RSUs carry with them the right to receive dividend equivalents that credit participants, upon our payment of dividends in respect of the shares underlying the participant’s RSUs, with additional RSUs equal to the value of the dividend paid in respect of such shares. Shares of stock underlying RSUs will be paid to the participant holding the RSUs on the earliest to occur of a change in control, the participant’s “separation from service” with us, the participant’s death or disability, or a pre-determined date, if specified by the participant. By electing to receive deferred RSUs, participants are generally able to defer income taxes on these awards, which makes our compensation program more desirable and helps us to attract, retain and incentivize top talent without significant additional cost to the Company. Since RSUs are paid in our common stock and the value of each RSU is directly tied to the value of our common stock, RSUs enhance the alignment between management and stockholder interests.

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Compensation Discussion and Analysis

Defined Contribution Plans

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers our eligible employees, including our NEOs, and those of certain designated affiliates. The 401(k) Plan permits our eligible employees to defer receipt of (and taxation on) a portion of their annual compensation, subject to certain limitations imposed by the 401(k) Plan and under the Internal Revenue Code. The employees’ elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of 10% of the participant’s annual salary (thus, the maximum match is 5% of the participant’s base salary) and subject to certain other limits under the tax laws. Participants vest immediately in the amounts contributed by us to their plan accounts. Our employees are eligible to participate in the 401(k) Plan after three months of credited service with us. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. This tax-preferential savings option fits our compensation philosophy by helping us to attract, retain and incentivize top talent.

Deferred Compensation Plan

We maintain a cash deferred compensation plan, the 2007 Deferred Compensation Plan (the “Deferred Compensation Plan”), under which our directors and certain of our management employees, including our NEOs, may defer receipt of their compensation, including up to 70% of their salaries and up to 100% of their director fees and cash bonuses, each as applicable. In addition, eligible management employees, including our NEOs, will generally receive monthly contributions from us to their Deferred Compensation Plan accounts equal to 10% of their respective gross monthly base salaries. The Deferred Compensation Plan provides that we may also make additional discretionary contributions to participant accounts. To date, we have not made any discretionary contributions. The Deferred Compensation Plan fits into our compensation philosophy by providing our NEOs with the ability to accrue compensation and generate savings in a tax-efficient manner in excess of limits imposed on our 401(k) Plan, thereby providing additional financial security that enables our executives to focus on their work-related obligations. For additional information, refer to the Nonqualified Deferred Compensation table below.

Severance and Change in Control Arrangements

We have entered into employment agreements with our CEO, Chief Operating Officer, Chief Financial Officer and Executive Vice President, Development and Construction Services that include certain severance and change in control benefits. Provisions of our equity awards also provide for continued or accelerated vesting in certain circumstances in connection with a termination of the award holder’s employment. We believe that these provisions help to ensure the day-to-day stability and focus of our management team. The Compensation Committee evaluates the level of severance benefits to provide our NEOs on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices as of the date they were entered into.

For a description of the material terms of these arrangements, see “Named Executive Officer Compensation Tables — Employment Agreements — Salary and Annual Cash Incentive (Bonus) Amounts,” “Named Executive Officer Compensation Tables — Grants of Plan-Based Awards — 2015 — Description of Plan-Based Awards” and “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” below. As discussed in those sections, our Chief Operating Officer’s employment agreement was amended in December 2015, and the employment agreements with our Chief Financial Officer and Executive Vice President, Development and Construction Services, were amended in January 2016, to, among other items, extend the terms of their agreements (including the severance and change in control benefit protections noted above).

Decisions for 2016

In January 2016, the Compensation Committee approved our executive compensation program for 2016 without making any significant changes compared to our executive compensation program for 2015 with the exception of a grant to Mr. Hawken. None of our NEOs received a base salary increase, increase in target annual cash incentive amount, or increase in grant date value of annual equity awards (as approved by the Compensation Committee and used to determine the number of shares subject to the awards) for 2016 compared to the corresponding level approved by the Compensation Committee for the NEOs

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Compensation Discussion and Analysis

for 2015. Mr. Hawken received a special equity award of 33,910 RSUs in January 2016 in addition to his regular annual equity award for 2016 based on the Compensation Committee’s assessment of his additional responsibilities and as an additional retention incentive.

Half of the RSUs granted in connection with Mr. Hawken’s special 2016 RSU award are subject to time-based vesting requirements with vesting scheduled to occur in four equal annual installments on December 31 each year from 2016 through 2019, subject to his continued service. The other half of the RSUs granted in connection with Mr. Hawken’s special 2016 RSU award are subject to both time-based and performance-based vesting conditions.

The performance-based RSUs awarded are eligible to vest in substantially equal annual installments over a four-year period (2016-2019) based on the achievement of one of the following performance goals, subject to Mr. Hawken’s continued employment through the end of the applicable year: (1) achievement of an annual TSR equal to 7.5% for the applicable calendar year; (2) achievement of a TSR that exceeds the TSR for the SNL US REIT Office Index for the applicable calendar year; or (3) achievement of a cumulative stockholder return goal not later than December 31, 2019. The cumulative stockholder return goal is based on an annualized TSR over the applicable period of 7.5%. The Compensation Committee believes that the ability to vest based on the cumulative goal (even if the annual TSR goal is not achieved for a particular year) is consistent with a long-term view of stockholder returns, helps ensure that Mr. Hawken will also take a long-term view of performance and mitigates risks attendant with short-term annual goals and stock market volatility.

HOW WE MAKE COMPENSATION DECISIONS

Role of Independent Compensation Consultant

The Compensation Committee has sole authority to hire, retain and terminate the services of an independent compensation consultant to assist in its decision-making process. The Compensation Committee retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant in 2015.

Mercer performed a comprehensive review of our 2015 executive compensation program before it was established, including the composition of our peer group, amounts and nature of compensation paid to executive officers, structure of our various compensation programs, design of our annual cash incentive performance measurement framework, performance vesting requirements for our annual long-term incentive awards and appropriate target total direct compensation levels and potential payment and vesting ranges for our executive officers. During 2015, Mercer also provided data to the Compensation Committee on the compensation and relative performance of our peer group, advised and provided peer group data regarding the Company’s compensation arrangements for its non-employee directors, reviewed drafts of the CD&A and related compensation tables for inclusion in the Company’s Proxy Statement filed in 2015, provided advice as the Compensation Committee began its considerations of our executive compensation framework for 2016, and reviewed data in connection with the Compensation Committee’s determination of annual cash incentive and performance-based incentive vesting levels for completed performance periods. A representative of Mercer regularly attends meetings of the Compensation Committee and regularly meets privately in executive session with the Compensation Committee to discuss its recommendations.

Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (collectively, “MMC”), a diversified conglomerate of companies that provide insurance, strategy and human resources consulting services. During 2015, affiliates of MMC other than Mercer received $714,585 in fees for providing services to the Company, and Mercer received $185,900 for its services with respect to executive and director compensation described above. The decision to engage other MMC affiliates to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. Although the Compensation Committee did not specifically approve these engagements, the Compensation Committee has reviewed the other services provided by other MMC affiliates and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf). In reaching this determination, the Compensation Committee considered the following factors, all of which were confirmed by Mercer:

•	Other than the services identified above, MMC provided no services to the Company during 2015;

•	The aggregate amount of fees paid or payable by the Company to MMC for 2015 represented less than 1% of MMC’s total revenue for 2015;

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Compensation Discussion and Analysis

•	Mercer has established Global Business Standards to manage potential conflicts of interest for executive rewards consulting services, which policies and procedures were provided to the Company;

•

There are no business or personal relationships between our Mercer executive remuneration advisors and any member of the Compensation Committee other than in respect of (1) the services provided to the Company by Mercer as described above, or (2) work performed by Mercer for any other company, board of directors or compensation committee for which such Compensation Committee member also serves as an independent director;

•	Our Mercer executive remuneration advisors do not own stock in the Company; and

•

There are no business or personal relationships between our Mercer executive remuneration advisors, Mercer or other MMC affiliates, and any executive officer of the Company other than in respect of the services provided to the Company as described above.

Role of Management in Executive Compensation Planning

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO further participates in the executive compensation decision-making process as follows:

•	Presents overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;

•	Provides evaluations for all other executive officers (including our NEOs); and

•	Reviews peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions.

Our Chief Financial Officer evaluates the financial implications and affordability of the Company’s compensation program. Other executive officers (including other NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of the other NEOs.

38	Kilroy Realty Corporation

Compensation Discussion and Analysis

Market Review and Compensation Peer Group

Our Compensation Committee reviews peer group data to assess the competitiveness of our executive compensation program and help inform its decision-making process by providing a competitive framework within which to analyze its determinations. The 2015 peer group considered for these purposes (referred to as our “peer group” in this Proxy Statement) was the same as our 2014 peer group, except BRE Properties, Inc. was not included in the 2015 peer group because it was acquired by Essex Property Trust, Inc. in April 2014. The 2015 peer group consisted of the 15 publicly-traded REITs shown in the below table. These 15 publicly-traded REITs had equity market values ranging from approximately $2.4 billion to $19.6 billion as of December 31, 2015, and, as a group, had a median equity market capitalization of approximately $4.2 billion as of December 31, 2015. Our equity market capitalization by comparison was approximately $6.0 billion as of December 31, 2015.

Kilroy Realty Corporation

Peer Group: KRC Alignment Characteristics

				Comparable Categories
Company	Total Revenues(1)	Equity Market Cap(2)	Total Assets(3)	Office REITS(4)	Total Revenues(5)	Equity Market Cap(6)	Total Assets(7)	W. Coast Concen- tration(8)
	(MM)	(MM)	(MM)
Boston Properties	$2,520	$19,587	$18,379	✓	—	—	—	✓
Digital Realty Trust	$1,776	$11,067	$11,451	—	—	✓	✓	✓
SL Green Realty Corp	$1,675	$11,270	$19,858	✓	—	✓	—	—
Realty Income Corp	$1,023	$12,893	$11,866	—	✓	✓	✓	—
Alexandria Real Estate Equities	$ 845	$6,551	$8,911	✓	✓	✓	✓	✓
BioMed Realty Trust(9)	$ 677	$4,822	$6,461	✓	✓	✓	✓	✓
Douglas Emmett	$ 659	$4,577	$6,066	✓	✓	✓	✓	✓
Highwoods Properties	$ 630	$2,064	$3,909	✓	✓	✓	✓	—
Corporate Office Properties Trust	$ 612	$4,156	$4,493	✓	✓	✓	✓	—
Brandywine Realty Trust	$ 603	$2,393	$4,555	✓	✓	✓	✓	—
Mack-Cali Realty Corp	$ 598	$2,085	$4,002	✓	✓	✓	✓	—
Piedmont Office Realty Trust	$ 587	$2,747	$4,435	✓	✓	✓	✓	—
Tanger Factory Outlet Centers	$ 521	$2,518	$6,254		✓	✓	—	—
Hudson Pacific Properties	$ 451	$3,134	$2,327	✓	✓	✓	✓	✓
PS Business Parks	$ 374	$2,362	$2,187	—	✓	✓	—	—
70th Percentile	$ 811	$6,205	$8,421	—	—	—	—	—
50th Percentile	$ 630	$4,156	$6,066	—	—	—	—	—
25th Percentile	$ 592	$2,456	$4,218	—	—	—	—	—
Kilroy Realty Corporation	$ 581	$5,836	$5,939	—	—	—	—	—
(1)

For the fiscal year ending December 31, 2015 unless final year reporting not available as of the proxy filing date, based on publicly-available information pulled from the S&P Research Insight database.

(2)	As of December 31, 2015, based on publicly-available information pulled from the S&P Research Insight database.
(3)	As of December 31, 2015, based on publicly-available information pulled from the S&P Research Insight database.
(4)	Office REITS as defined by the GICS Office REIT Sub-Industry.
(5)	Comparable firms based on total revenues defined as those that fall within 0.4x – 2.0x of the Company’s revenue level based on the information summarized in the chart.
(6)	Comparable firms based on equity market capitalization defined as those that fall within 0.3x – 3.0x of the Company’s market capitalization as of December 31, 2015.

Kilroy Realty Corporation	39

Compensation Discussion and Analysis

(7)	Comparable firms based on asset size defined as those that fall within 0.5x – 2.0x of the Company’s asset size as of the most recently reported fiscal quarter on February 25, 2016.
(8)	Defined as possessing a significant portfolio of properties on the West Coast and/or being a significant West Coast talent competitor.
(9)	Acquired by Blackstone and ceased trading on NYSE before January 31, 2016.

Peer group compensation analyses for 2015, together with other reports and information prepared by Mercer for the Compensation Committee, were used by the Compensation Committee to evaluate our executive compensation program generally and to inform its decision-making process. Differences in compensation levels for our NEOs are driven by the Compensation Committee’s assessment, in its judgment, of each of our executive’s responsibilities, experience and compensation levels for similar positions at companies in the peer group. Our pay positioning versus the peer group also incorporates the degree of expertise and experience needed to oversee and direct our active portfolio management strategy. For example, our strategy requires different skill sets than executives who focus primarily on managing cash flows from a more static investment portfolio. Further, our compensation levels reflect the need to attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

For 2015, the Compensation Committee did not set compensation levels at any specific level or percentile against the peer group data. Except as otherwise noted in this CD&A, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, the analysis and input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant, as well as the Compensation Committee’s assessment of overall compensation trends and trends specific to the REIT market.

COMPENSATION GOVERNANCE PRACTICES

We maintain a number of compensation and governance-related policies that we believe represent current best practices. Below is a summary of our executive compensation and other compensation-related governance practices.

Compensation Governance Practices

•     Clawback Policy

•     Anti-Hedging Policy

•     Anti-Pledging Policy

•     Minimum Stock Ownership Guidelines for Executives

•     Minimum Stock Ownership Guidelines for Non-Employee Directors

•     Stock Holding Requirements

•     No Single Trigger Change in Control in any Employment Agreements

•     No Excise Tax Gross-Ups

•     Related Party Transactions Policy

•     No Repricing of Underwater Stock Options Without Stockholder Approval

•     Independent Compensation Consultant

•     Regular Stockholder Engagement

Compensation Clawback Policy

We maintain a clawback policy under which we may require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to our executive officers under certain circumstances in the event of a restatement of our financial statements. Under our clawback policy, subject to the discretion and approval of our Board, we may require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer, in any case where all of the following factors are present: (i) the award was predicated upon the achievement of certain financial results that were subsequently the subject of an accounting

40	Kilroy Realty Corporation

Compensation Discussion and Analysis

restatement due to material noncompliance by us with any financial reporting requirements under securities laws; (ii) the Board determines that the executive officer engaged in misconduct that was a substantial contributing cause to the need for the restatement; and (iii) a lower award would have been made to the executive officer based upon the restated financial results. In each such instance, we may recover the individual executive officer’s entire annual bonus in addition to any gain received from the award within the relevant period, plus a reasonable rate of interest. These clawback provisions are in addition to provisions of our employment agreement with Mr. Kilroy, and the provisions of the Non-Competition, Non-Solicitation and Non-Disclosure Agreements we have entered into with our other NEOs, described below under “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” that provide for the executive to forfeit certain equity awards if he fails to comply with certain restrictive covenants in our favor.

Anti-Hedging Policy

We maintain a policy that restricts our directors, officers, other employees and their family members from engaging in any transaction that might allow them to gain from declines in the price of Company securities. Specifically, we prohibit transactions by these individuals using derivative securities, or otherwise participating in hedging, “stop loss” or other speculative transactions involving Company securities, including short-selling Company securities, trading in any puts, calls, covered calls or other derivative products involving Company securities, or writing purchase or call options, short sales and other similar transactions.

Anti-Pledging Policy

We have a policy prohibiting our NEOs and other Section 16 officers from pledging, or using as collateral, Company securities in order to secure personal loans, lines of credit or other obligations, which includes holding Company securities in an account that has been margined. Exceptions to this policy are granted where the securities pledged (i) are not needed to satisfy the minimum ownership level required by the Company’s stock ownership guidelines, as discussed below, (ii) do not total more than 10% of the individual’s total beneficial ownership of Company securities and (iii) are not utilized as part of any hedging strategy that would potentially immunize the individual against economic exposure to such securities. In addition, our Board may grant other exceptions to this policy in such circumstances as it may consider appropriate; no such other exceptions have been made.

Minimum Stock Ownership Guidelines

As part of our compensation objectives, we believe that our NEOs should hold a significant amount of the Company’s stock to link their long-term economic interests directly to those of our stockholders. Accordingly, we maintain minimum stock ownership guidelines applicable to all of our NEOs. We believe that these guidelines, reflected in the table below, constitute significant amounts for our NEOs and provide a substantial link between the interests of our NEOs and those of our stockholders. Under our minimum stock ownership guidelines, each NEO has six years from the point of first being subject to the guidelines to satisfy the minimum guideline level of ownership. As of December 31, 2015, all of our NEOs continue to meet the minimum guideline level of ownership.

Named Executive	Ownership Requirement as a % of Base Salary	Ownership Requirement Met as of December 31, 2015
John Kilroy	600%	Yes
Jeffrey Hawken	300%	Yes
Tyler Rose	300%	Yes
David Simon	300%	Yes
Justin Smart	300%	Yes

Kilroy Realty Corporation	41

Compensation Discussion and Analysis

Stock Holding Requirements

Our stock ownership guidelines provide that, if an executive falls short of the applicable level of stock ownership, the executive is expected to hold (and not sell) at least 50% of the net shares acquired upon exercise, vesting or payment, as the case may be, of any equity award granted by us to the executive. “Net shares” for this purpose means the total number of shares acquired by the executive upon exercise, vesting or payment, as the case may be, of the award, after reduction for shares having a fair market value equal to the exercise price of the award (in the case of a stock option) and after reduction for shares having a fair market value equal to the executive’s expected tax liability resulting from the exercise, vesting or payment of the award.

No Single Trigger Change in Control Severance Provisions

None of our executives’ employment agreements provide “single trigger” severance arrangements, meaning that severance benefits aren’t triggered simply because a change in control transaction occurs.

No Excise Tax Gross-Ups

None of our executives’ employment agreements provide for tax “gross-up” payments.

Tax Considerations

Section 162(m) generally limits the deductibility of compensation paid to certain of our executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 paid by us to our NEOs (other than the chief financial officer) during any year must qualify as “performance-based compensation” as determined under Section 162(m). Compensation generally qualifies as performance-based, if among other requirements, it is payable only upon the attainment of pre-established, objective performance criteria based on performance goals that have been approved by our stockholders.

The Compensation Committee’s policy is to take Section 162(m) into account in establishing compensation of our executive officers. However, while the tax impact of any compensation arrangement is one factor considered, such impact is evaluated by the Compensation Committee in light of the Company’s overall compensation philosophy and objectives. The Compensation Committee may therefore design and award compensation for our executive officers that is not fully deductible if it determines that such approach is consistent with our philosophy and is in our and our stockholders’ best interests. In addition, we believe that we qualify as a REIT under the Internal Revenue Code and are not subject to federal income taxes, meaning that the payment of compensation that does not satisfy the requirements of Section 162(m) should not have a material adverse consequence to us, provided we continue to remain qualified as a REIT under the Internal Revenue Code. The Compensation Committee reserves the right to design programs that recognize a full range of factors and performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

42	Kilroy Realty Corporation

Compensation Committee Matters

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement on Schedule 14A.

Executive Compensation Committee

Edward Brennan, Ph.D., Chairman

Jolie Hunt

Gary Stevenson

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Brennan and Mr. Stevenson were members of the Compensation Committee during all of 2015. Ms. Hunt was appointed to the Compensation Committee in May 2015. No one who served on the Compensation Committee at any time during 2015 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or a member of the Compensation Committee during the year ended December 31, 2015.

Kilroy Realty Corporation	43

Named Executive Officer Compensation Tables

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2013, 2014 and 2015. The primary elements of each NEO’s total compensation reported in the table are base salary, an annual cash incentive (bonus) and long-term incentive equity awards. Our NEOs also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO’s employment agreement regarding base salary and annual cash incentive amounts is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the annual cash and equity incentive awards granted in 2015, provides information regarding the awards granted to our NEOs in 2015. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE – 2013, 2014 AND 2015

The following table sets forth summary information regarding compensation of our NEOs for all services rendered to us in all capacities in 2013, 2014 and 2015.

Name & Principal Position(s)	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Comp- ensation (2)	Change in Pension Value & Non-qualified Deferred Comp- ensation Earnings	All Other Compen- sation (3)	Total (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Kilroy	2015	$1,225,000	—	$6,020,797	—	$3,800,000	—	$509,604	$11,555,401
President and Chief	2014	$1,225,000	$3,700,000	$5,525,385	—	—	—	$484,776	$10,935,162
Executive Officer	2013	$1,225,000	$3,000,000	$3,127,979	—	—	—	$480,794	$ 7,833,773
Jeffrey Hawken	2015	$ 675,000	—	$1,903,684	—	$1,600,000	—	$151,803	$ 4,330,487
Executive Vice President and	2014	$ 675,000	$1,600,000	$2,087,380	—	—	—	$175,816	$ 4,538,196
Chief Operating Officer	2013	$ 675,000	$1,350,000	$2,104,309	—	—	—	$160,961	$ 4,290,270
Tyler Rose	2015	$ 500,000	—	$1,696,966	—	$ 700,000	—	$112,980	$ 3,009,946
Executive Vice President,	2014	$ 500,000	$ 750,000	$1,227,904	—	—	—	$100,352	$ 2,578,256
Chief Financial Officer and Secretary	2013	$ 500,000	$ 500,000	$ 521,372	—	—	—	$ 93,782	$ 1,615,154
David Simon(5)	2015	$ 500,000	—	$1,542,704	—	$ 650,000	—	$111,238	$ 2,803,942
Executive Vice President,
Southern California
Justin Smart	2015	$ 500,000	—	$1,542,704	—	$ 700,000	—	$108,852	$ 2,851,556
Executive Vice President, Development	2014	$ 500,000	$ 750,000	$ 857,971	—	—	—	$101,310	$ 2,209,281
and Construction Services	2013	$ 400,000	$ 500,000	$ 469,237	—	—	—	$ 93,478	$ 1,462,715
(1)

The amounts reported in columns (e) and (f) of the table above for each year reflect the aggregate accounting fair value of stock awards and option awards, respectively, granted in the applicable year as computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes). For information on the assumptions used in the accounting fair value computations, refer to Note 13—“Share Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2015 Form 10-K filed with the SEC.

As discussed in the CD&A, in 2014 and 2015 the Company awarded performance-based RSUs to the NEOs, the vesting of which is subject, in part, to the Company’s performance. As required by applicable SEC rules, the accounting fair value of these awards was determined based on the probable outcome (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes) of the performance-based conditions applicable to the awards. For these purposes, as of the grant date of the awards (as determined for accounting purposes) the Compensation Committee determined that the “target” level of performance was the probable outcome of the applicable performance-based conditions. Accordingly, the accounting fair value of these awards is included for the NEOs as Stock Award compensation for the year in which the grant was made based on the “target”

44	Kilroy Realty Corporation

Named Executive Officer Compensation Tables

number of shares subject to the awards. Under the terms of these awards at grant, between zero and 200% (0% to 225% in the case of the award granted to our CEO in 2015) of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following tables present the accounting fair value (determined as described above) of the performance-based RSUs awarded to the NEOs in 2014 and 2015 under two sets of assumptions: (a) assuming that the target level of performance would be achieved, which we originally judged to be the probable outcome, and (b) assuming that the highest level of performance condition would be achieved (200% of the target level; 225% in the case of the award granted to our CEO in 2015) based on maximum performance against the FFO Per Share target and the maximum TSR Percentile Ranking.

	2014 Performance-Based RSUs
Executive Officers	Accounting Fair Value (Based on Probable Outcome)	Accounting Fair Value (Based on Maximum Performance)
John Kilroy	$3,777,918	$7,555,836
Jeffrey Hawken	$1,426,823	$2,853,646
Tyler Rose	$ 839,993	$1,679,985
David Simon	$ 566,736	$1,133,473
Justin Smart	$ 566,736	$1,133,473

	2015 Performance-Based RSUs
Executive Officers	Accounting Fair Value (Based on Probable Outcome)	Accounting Fair Value (Based on Maximum Performance)
John Kilroy	$4,520,778	$10,171,689
Jeffrey Hawken	$1,286,649	$ 2,573,219
Tyler Rose	$1,146,909	$ 2,293,739
David Simon	$1,042,673	$ 2,085,267
Justin Smart	$1,042,673	$ 2,085,267

As to performance-based equity awards granted to our NEOs in 2013, the accounting fair value of the awards was determined based on the number of shares subject to the award (the target level as to these awards), and the awards provided no ability to vest in a number of shares that exceeded that target level.

(2)	As described in the CD&A, each of the NEOs received an annual cash incentive under the Company’s 2015 annual incentive program in the amount reported in column (g) of the table.

(3)	The following table identifies the components of the amounts reported in the “All Other Compensation” column of the table for each NEO in 2015:

Executive Officers	Employee Healthcare Premiums	Medical Allowance	Life & Disability Insurance Premiums	Company Contributions to Deferred Compensation Plan	Company Contributions to 401(k)	Auto- mobile Related Expenses	Home Office Expenses	Financial Planning Services	Club Dues	Total Benefits
John Kilroy	$7,347	$25,000	$274,752	$122,500	$12,000	$46,279	$6,195	—	$15,531	$509,604
Jeffrey Hawken	$7,347	$25,000	—	$ 67,500	$12,000	$21,503	$4,197	$2,363	$11,893	$151,803
Tyler Rose	$7,347	$25,000	—	$ 50,000	$12,000	$14,489	$ 150	$3,995	—	$112,980
David Simon	$7,347	$25,000	—	$ 50,000	$12,000	$16,891	—	—	—	$111,238
Justin Smart	$7,347	$25,000	—	$ 50,000	$12,000	$14,505	—	—	—	$108,852

(4)

The amounts reported in column (j) of the table above include amounts that have been deferred under our Deferred Compensation Plan or Stock Award Deferral Program. For further information regarding our Deferred Compensation Plan, see above under “Compensation Discussion and Analysis – Deferred Compensation Plan.” For an additional description of the amounts deferred, see the Nonqualified Deferred Compensation table below.

(5)	This is Mr. Simon’s first year as an NEO. In accordance with applicable SEC rules, only compensation information for the most recent fiscal year is included for Mr. Simon.

Kilroy Realty Corporation	45

Named Executive Officer Compensation Tables

Employment Agreements – Salary and Annual Cash Incentive (Bonus) Amounts

We have entered into employment agreements with each of Messrs. Kilroy, Hawken, Rose and Smart. During 2015, we did not have an employment agreement with Mr. Simon.

John Kilroy

Mr. Kilroy entered into an amended and restated employment agreement with the Company effective January 1, 2012. The term of Mr. Kilroy’s amended and restated employment agreement is scheduled to end on December 31, 2018, subject to earlier termination in connection with a termination of Mr. Kilroy’s employment, and is not subject to automatic extensions of the term. The agreement provides for an initial annual base salary of $1,225,000 and that the Compensation Committee will review Mr. Kilroy’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Kilroy’s target annual cash incentive award to be set at $3,000,000 and his annual equity incentive award to be set at $3,000,000, with the Compensation Committee to determine Mr. Kilroy’s actual cash and equity incentive award amounts each year. Mr. Kilroy consented to reductions of his target cash incentive award amount to $2,450,000 for 2014, and $2,700,000 for each of 2015 and 2016. The agreement also provides for Mr. Kilroy to participate in the Company’s long-term incentive plan applicable to senior executives, pursuant to which the Compensation Committee has the discretion to grant certain equity awards, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, reimbursement of business expenses, an auto allowance, an annual physical examination, an annual payment equal to $130,768 for Mr. Kilroy’s supplemental life insurance premiums and an annual payment up to $150,000 for Mr. Kilroy’s disability insurance premiums. Mr. Kilroy’s amended and restated employment agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Kilroy’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Jeffrey Hawken

In 2015, Mr. Hawken was a party to an employment agreement with the Company that was originally effective as of January 1, 2013 and was scheduled to end on December 31, 2015. In December 2015, the Company entered into an amended employment agreement with Mr. Hawken that took effect on December 31, 2015 with a new term scheduled to continue through March 1, 2019, subject to earlier termination in connection with a termination of Mr. Hawken’s employment, and on other terms that were similar to Mr. Hawken’s existing employment agreement. Mr. Hawken’s base salary level, and annual target level of cash and equity incentives (as a percentage of base salary), under the new December 2015 employment agreement did not change from the levels otherwise then in effect.

Mr. Hawken’s employment agreement provides for an initial annual base salary of $675,000 and that the Compensation Committee will review Mr. Hawken’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Hawken’s target annual cash incentive award to be set at 200% of his annual base salary and his annual equity incentive award to have a target grant date fair value of not less than 200% of his annual base salary. The agreement also provides for Mr. Hawken to participate in any outperformance incentive award plan applicable to senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, including an auto allowance, an annual physical examination and an annual payment up to $25,000 for tax and financial planning services. Mr. Hawken’s employment agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Hawken’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Tyler Rose

In 2015, Mr. Rose was a party to an employment agreement with the Company that was originally effective as of January 1, 2007. The initial term of Mr. Rose’s employment agreement was originally scheduled to end on December 31, 2009, subject to earlier termination in connection with a termination of Mr. Rose’s employment, and is subject to automatic one-year

46	Kilroy Realty Corporation

Named Executive Officer Compensation Tables

extensions of the term each year unless either party provides notice that the agreement will not be extended. In January 2016, the Company entered into an amended employment agreement with Mr. Rose. The amended employment agreement extends the scheduled expiration date of the agreement to March 1, 2019, subject to earlier termination in connection with a termination of Mr. Rose’s employment, and is subject to automatic one-year extensions of the term each year unless either party provides notice that the agreement will not be extended. The amended employment agreement is otherwise on terms similar to those under Mr. Rose’s employment agreement as in effect in 2015, with certain updating changes noted below.

Under the amended employment agreement, Mr. Rose’s base salary level was updated to reflect his annual base salary level that was otherwise then in effect ($500,000). The agreement provides that the Compensation Committee will review Mr. Rose’s base salary each year during the term of the agreement. The agreement, as in effect in 2015, also provided for Mr. Rose’s target annual cash incentive award to be set at not less than $275,000 and his annual equity incentive award to be set at not less than $450,000. The amended employment agreement reflects a target annual cash bonus for Mr. Rose of not less than 100% of his annual base salary and an annual equity award grant with a target grant date value of not less than 100% of his annual base salary.

The agreement also provides for Mr. Rose to participate in any outperformance incentive award plan applicable to senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs and reimbursement of business expenses. Mr. Rose’s employment agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Rose’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Justin Smart

In 2015, Mr. Smart was a party to an employment letter agreement with the Company that was originally dated July 20, 2007. The initial term of Mr. Smart’s employment letter agreement was originally scheduled to end on December 31, 2009, subject to earlier termination in connection with a termination of Mr. Smart’s employment, and is subject to automatic one-year extensions of the term each year unless either party provides notice that the agreement will not be extended. In January 2016, the Company entered into an amended employment letter agreement with Mr. Smart. The amended employment letter agreement extends the scheduled expiration date of the letter agreement to March 1, 2019, subject to earlier termination in connection with a termination of Mr. Smart’s employment, and is subject to automatic one-year extensions of the term each year unless either party provides notice that the letter agreement will not be extended. The amended employment letter agreement is otherwise on terms similar to those under Mr. Smart’s employment letter agreement as in effect in 2015, with certain updating changes noted below.

Under the amended employment letter agreement, Mr. Smart’s base salary level was updated to reflect his annual base salary level that was otherwise then in effect ($500,000). The agreement provides that the Compensation Committee will review Mr. Smart’s base salary each year during the term of the agreement. The agreement, as in effect in 2015, also provided for Smart’s target annual cash incentive award to be set at not less than $200,000 and his annual equity incentive award to be set at not less than $400,000. The amended employment letter agreement reflects a target annual cash bonus for Mr. Smart of not less than 100% of his annual base salary and an annual equity award grant with a target grant date value of not less than 100% of his annual base salary.

The agreement also provides for Mr. Smart to participate in the Company’s executive and employee benefit plans and programs. Mr. Smart’s employment letter agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Smart’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

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Named Executive Officer Compensation Tables

GRANTS OF PLAN-BASED AWARDS – 2015

The following table sets forth summary information regarding the incentive awards granted to our NEOs during 2015.

	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Kilroy	01/27/2015	—	—	—	—	—	—	19,910	—	—	$1,500,019
	01/27/2015	—	—	—	28,206	56,411	126,924	—	—	—	$4,520,778
	01/27/2015	—	$2,700,000	$4,050,000	—	—	—	—	—	—	—
Jeffrey Hawken	01/27/2015	—	—	—	—	—	—	8,190	—	—	$617,035
	01/27/2015	—	—	—	8,190	16,380	32,759	—	—	—	$1,286,649
	01/27/2015	—	$1,350,000	$2,025,000	—	—	—	—	—	—	—
Tyler Rose	01/27/2015	—	—	—	—	—	—	7,301	—	—	$550,057
	01/27/2015	—	—	—	7,301	14,601	29,201	—	—	—	$1,146,909
	01/27/2015	—	$500,000	$750,000	—	—	—	—	—	—	—
David Simon	01/27/2015	—	—	—	—	—	—	6,637	—	—	$500,032
	01/27/2015	—	—	—	6,637	13,274	26,547	—	—	—	$1,042,673
	01/27/2015	—	$500,000	$750,000	—	—	—	—	—	—	—
Justin Smart	01/27/2015	—	—	—	—	—	—	6,637	—	—	$500,032
	01/27/2015	—	—	—	6,637	13,274	26,547	—	—	—	$1,042,673
	01/27/2015	—	$500,000	$750,000	—	—	—	—	—	—	—
(1)	The table includes the target and maximum 2015 annual cash incentives for the NEOs, as well as the time-based RSUs and performance-based RSUs that were granted to each of the NEOs in 2015.

(2)

These amounts present the aggregate accounting fair value of the equity awards computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation determined as of the grant date of the awards. For information on the assumptions used in the accounting fair value computations, refer to Note 13—“Share Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2015 Form 10-K filed with the SEC. Also see footnotes (2) and (3) to the Summary Compensation Table above.

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Named Executive Officer Compensation Tables

DESCRIPTION OF PLAN-BASED AWARDS

Columns (d) and (e) of the Grants of Plan-Based Awards table above report the target and maximum, respectively, annual cash incentive award levels for our NEOs for 2015. Each NEO could earn an annual cash incentive award for 2015 between 0% and 150% (the maximum) of his target annual cash incentive award level based on 2015 performance. The 2015 annual cash incentive awards actually paid to our NEOs are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” See the “Annual Cash Incentives” section of the CD&A for a discussion of our performance measurement framework and the 2015 annual cash incentive awards for our NEOs.

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and to make all required determinations under the plan. Awards granted under the plan are generally only transferable by the NEO by will or the laws of descent and distribution.

Under the terms of the 2006 Plan, if there is a change in control of the Company, each NEO’s outstanding awards granted under the plan will not automatically accelerate and become vested under the terms of the 2006 Plan as long as there is provision for the awards to be substituted for, assumed or otherwise continued after the change in control event. If there is no such provision for the awards to be substituted for, assumed or otherwise continued after the change in control event (that is, the awards are to be terminated in connection with the change in control event), the awards would generally become fully vested and, in the case of options, exercisable. The Committee also has discretion to establish other change in control provisions with respect to awards granted under the 2006 Plan.

Each NEO may be entitled to accelerated vesting of his outstanding equity incentive awards upon certain terminations of employment with the Company. The terms of this accelerated vesting are described in this section and below under “– Potential Payments Upon Termination or Change in Control.”

Time-Based RSUs

Column (i) of the Grants of Plan-Based Awards table above reports awards of RSUs granted to our NEOs in January 2015 that vest based solely on the executive’s continued employment or service with the Company. Each RSU represents a contractual right to receive one share of our common stock. Payment will generally be made as the RSUs become vested, although the NEO may elect to have the RSUs paid on a deferred basis. Each of these awards is subject to a three-year vesting schedule, with one-third of the award vesting on January 5th in each of the three years following the year of the grant date. Subject to the NEO’s employment agreement or the award agreement evidencing the RSUs, if an NEO’s employment terminates for any reason during the vesting period, any RSUs that have not previously vested will terminate.

The NEO does not have the right to vote or dispose of the RSUs subject to these awards, but does have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. Such payments are made at the same time the related dividends are paid to our stockholders.

Performance-Based RSUs

Columns (f) through (h) of the Grants of Plan-Based Awards table above report awards of performance-based RSUs granted to our NEOs in January 2015. Each performance-based RSU represents a contractual right to receive one share of our common stock if the applicable performance-based and time-based vesting requirements are satisfied.

As described more fully above under “Compensation Discussion and Analysis – 2015 Named Executive Officer Compensation,” the percentage of the performance-based RSUs that would become eligible to vest based on the time-based vesting requirements applicable to the award would range from 0% to 200% of the RSUs subject to the award (0% to 225% in the case of the award granted to our CEO) depending on the Company’s FFO Per Share for 2015 and on its TSR Percentile Ranking relative to the Company’s peer group for the 2015-2017 performance period.

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Named Executive Officer Compensation Tables

For 2015, the FFO Per Share performance condition was determined to have been satisfied at the maximum level. Accordingly, between 100% and 200% of the target number of RSUs subject to each performance award (75% to 225% in the case of the award granted to our CEO) is eligible to vest based on the Company’s TSR Percentile Ranking for 2015-2017 and on the NEO’s continued employment through the date the Compensation Committee determines the level of achievement of the performance goals. Subject to the NEO’s employment agreement or the award agreement evidencing the performance-based RSUs, if an NEO’s employment terminates for any reason during the performance period, any RSUs that have not previously vested will terminate.

In general, for purposes of these performance awards, “FFO Per Share” means the Company’s funds from operations during 2015, determined in accordance with the White Paper on funds from operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers and similar corporate transactions, the impact of other extraordinary items not completed by the Compensation Committee on the grant date and including revenue that would have been included in earnings but is not recognized due to tenant delays, divided by the weighted average common shares of the Company outstanding for 2015, calculated on a diluted basis, including participating share-based awards (i.e., nonvested stock and time-based RSUs), the dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding. If the Company’s FFO Per Share for 2015 was $3.12, the Applicable FFO Per Share Percentage would be 50%. If the Company’s FFO Per Share for 2015 was $3.27 (target), the Applicable FFO Per Share Percentage would be 100%. If the Company’s FFO Per Share for 2015 was $3.42 or greater, the Applicable FFO Per Share Percentage would be 150%. For an FFO Per Share amount between these levels, the Applicable FFO Per Share Percentage would be determined on a pro-rata basis.

In general, for purposes of these awards, the “TSR Percentile Ranking” will be determined as follows: For each of 2015, 2016 and 2017, the percentile ranking of the Company’s TSR for such year will be determined against the TSRs for such year for the companies included in the SNL US REIT Office Index on the grant date of the awards that remain included in such Index through the end of the particular year. These calculations will be based on average stock prices during the twenty-trading day period immediately prior to the start of the applicable year and the twenty-trading day period at the end of the applicable year, assuming dividend reinvestment and adjusted to mitigate the impact of stock splits, stock dividends and reverse stock splits. The percentile rankings of the Company’s TSR for each of 2015, 2016 and 2017 will be averaged, and that average will constitute the TSR Percentile Ranking for the 2015-2017 period. If the TSR Percentile Ranking is the 80th percentile or greater, the Applicable TSR Percentage will be 133.3333% (150% in the case of the award granted to our CEO). If the TSR Percentile Ranking is the 40th percentile or greater, but equal to or less than the 60th percentile, the Applicable TSR Percentage will be 100%. If the TSR Percentile Ranking is the 20th percentile or lower, the Applicable TSR Percentage will be 66.6666% (50% in the case of the award granted to our CEO). For a TSR Percentile Ranking between these levels, the Applicable TSR Percentage will be determined on a pro-rata basis.

Vested performance-based RSUs are payable in an equal number of shares of our common stock. Payment will generally be made as the RSUs become vested, although the NEO may elect to have the RSUs paid on a deferred basis. The NEO does not have the right to vote or dispose of the performance-based RSUs, but does have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid performance-based RSUs then subject to the award. Such payments are generally made at the same time the related dividends are paid to our stockholders. However, dividend equivalents that would otherwise be paid during the applicable performance period under these awards will instead accrue and be paid at the end of the performance period only if the related performance goals for the award are satisfied.

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Named Executive Officer Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END – 2015

The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs as of December 31, 2015, including the vesting dates for the portions of these awards that had not vested as of that date.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)		(i)	(j)		(k)
John Kilroy	01/30/2012	—	—		—	—	—	23,974	(2)	$1,517,075	—		—
	02/22/2012	—	300,000	(3)		$42.61	2/22/2022	—		—	—		—
	03/30/2012	—	—		—	—	—	44,246	(4)	$2,799,887	—		—
	03/30/2012	—	—		—	—	—	—		—	58,995	(5)	$3,733,204
	01/10/2013	—	—		—	—	—	18,412	(6)	$1,165,111	—		—
	01/10/2013	—	—		—	—	—	18,411	(6)	$1,165,048	—		—
	01/29/2014	—	—		—	—	—	22,604	(6)	$1,430,373	—		—
	01/29/2014	—	—		—	—	—	—		—	90,414	(7)	$5,721,427
	01/27/2015	—	—		—	—	—	20,210	(6)	$1,278,660	—		—
	01/27/2015	—	—		—	—	—	—		—	85,889	(8)	$5,435,060
Jeffrey Hawken	01/30/2012	—	—		—	—	—	10,788	(2)	$ 682,665	—		—
	02/22/2012	—	100,000	(3)	—	$42.61	2/22/2022	—		—	—		—
	01/10/2013	—	—		—	—	—	6,904	(6)	$ 436,885	—		—
	01/10/2013	—	—		—	—	—	6,904	(6)	$ 436,885	—		—
	04/04/2013	—	—		—	—	—	4,772	(9)	$ 301,972	—		—
	04/04/2013	—	—		—	—	—	—		—	6,362	(10)	$ 402,587
	01/29/2014	—	—		—	—	—	8,544	(6)	$ 540,674	—		—
	01/29/2014	—	—		—	—	—	—		—	34,148	(7)	$2,160,857
	01/27/2015	—	—		—	—	—	8,313	(6)	$ 526,060	—		—
	01/27/2015	—	—		—	—	—	—		—	29,940	(8)	$1,578,182
Tyler Rose	01/30/2012	—	—		—	—	—	4,794	(10)	$ 303,364	—		—
	02/22/2012	—	50,000	(3)	—	$42.61	2/22/2022	—		—	—		—
	01/10/2013	—	—		—	—	—	3,069	(6)	$ 194,206	—		—
	01/10/2013	—	—		—	—	—	3,069	(6)	$ 194,206	—		—
	01/29/2014	—	—		—	—	—	5,018	(6)	$ 317,511	—		—
	01/29/2014	—	—		—	—	—	—		—	20,103	(7)	$1,272,143
	01/27/2015	—	—		—	—	—	7,411	(6)	$ 468,958	—		—
	01/27/2015	—	—		—	—	—	—		—	22,231	(8)	$1,406,746

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Named Executive Officer Compensation Tables

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)		(i)	(j)		(k)
David Simon	01/10/2013	—	—		—	—	—	2,577	(6)	$163,073	—		—
	01/10/2013	—	—		—	—	—	2,577	(6)	$163,073	—		—
	01/29/2014	—	—		—	—	—	3,767	(6)	$238,395	—		—
	01/29/2014	—	—		—	—	—	—		—	13,564	(7)	$ 858,316
	01/27/2015	—	—		—	—	—	6,737	(6)	$426,308	—		—
	01/27/2015	—	—		—	—	—	—		—	20,211	(8)	$1,278,924
Justin Smart	01/26/2011	—	—		—	—	—	1,933	(11)	$122,320	—		—
	01/30/2012	—	—		—	—	—	3,356	(2)	$212,368	—		—
	02/22/2012	12,000	8,000	(3)	—	$42.61	2/22/2022	—		—	—		—
	01/10/2013							2,761	(6)	$174,716	—		—
	01/10/2013	—	—		—	—	—	2,762	(6)	$174,779	—		—
	01/29/2014	—	—		—	—	—	3,767	(6)	$238,395	—		—
	01/29/2014	—	—		—	—	—	—		—	13,564	(7)	$ 858,316
	01/27/2015	—	—		—	—	—	6,737	(6)	$426,308	—		—
	01/27/2015	—	—		—	—	—	—		—	20,211	(8)	$1,278,924
(1)

The dollar amounts shown in columns (i) and (k) are determined by multiplying the number of shares or units reported in columns (h) and (j), respectively, by $63.28 (the Company’s closing stock price on December 31, 2015, the last trading day of 2015).

(2)	The unvested portions of these awards were scheduled to vest in two installments on January 5, 2016 and January 5, 2017.

(3)	The unvested portions of these awards were scheduled to vest in two installments on February 22, 2016 and February 22, 2017.

(4)	The unvested portion of this award was scheduled to vest in three installments on December 31, 2016, December 31, 2017 and December 31, 2018.

(5)

This is the outstanding unvested portion of Mr. Kilroy’s Special TSR Award. The unvested portion of this award is scheduled to vest in three installments for each calendar year during 2016 through 2018 based on the achievement of certain absolute or relative TSR goals measured annually or, if neither of the stockholder return hurdles are achieved for an applicable year during the performance period, the unvested portion of this award will remain eligible to vest in a subsequent year (ending in 2018) based on the achievement of a cumulative TSR goal, as well as (in each case) continued employment through the applicable vesting date.

(6)	The unvested portions of these awards were scheduled to vest in three installments on January 5, 2016, January 5, 2017 and January 5, 2018.

(7)

These are the outstanding unvested portions of the performance based RSUs granted to our NEOs in 2014. The unvested portions of these awards are scheduled to vest on a three-year “cliff” basis on the first date on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company following December 31, 2016. The number of performance-based RSUs that vest on that date will be determined by (1) multiplying the target number of RSUs subject to the award by a percentage between 0% and 150%, determined based on the Company’s FFO Per Share for 2014 against a pre-established target, and (2) multiplying that result by a percentage between 66.6666% and 133.3333% based on the Company’s TSR Percentile Ranking for the three-year period 2014-2016. The amounts presented in the chart above reflect the achievement of the maximum FFO Per Share metric for 2014, and therefore represent 150% of the target number of shares subject to the awards granted.

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Named Executive Officer Compensation Tables

(8)

These are the outstanding unvested portions of the performance-based RSUs granted to our NEOs in 2015. The unvested portions of these awards are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2017 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) multiplying the target number of RSUs subject to the award by a percentage between 0% and 150%, determined based on the Company’s FFO Per Share for 2015 against a pre-established target, and (2) multiplying that result by a percentage between 66.6666% and 133.3333% (50% to 150% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2015-2017. The amounts presented in the chart above reflect the achievement of the maximum FFO Per Share metric for 2015, and therefore represent 150% of the target number of shares subject to the awards granted.

(9)	The unvested portion of this award was scheduled to vest in three installments on December 31, 2016, December 31, 2017 and December 31, 2018.

(10)

This is the outstanding unvested portion of Mr. Hawken’s Special TSR Award. The unvested portion of this award is scheduled to vest in three installments for each calendar year during 2016 through 2018 based on the achievement of certain absolute or relative TSR goals measured annually or, if neither of the TSR hurdles are achieved for an applicable year during the performance period, the unvested portion of this award will remain eligible to vest in a subsequent year (ending in 2018) based on the achievement of a cumulative TSR goal, as well as (in each case) continued employment through the applicable vesting date.

(11)	The unvested portion of this award was scheduled to vest in one installment on January 5, 2016.

OPTION EXERCISES AND STOCK VESTED – 2015

The following table summarizes the exercise of stock options by the NEOs during 2015, and the vesting of other stock awards during 2015 that were previously granted to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
John Kilroy	150,000	$4,993,680	55,206(2)	$3,805,494	(2)
Jeffrey Hawken	50,000	$1,628,057	20,093(3)	$1,413,546	(3)
Tyler Rose	25,000	$ 814,620	10,164(4)	$ 722,050	(4)
David Simon	—	—	3,148(5)	$ 223,707	(5)
Justin Smart	—	—	9,942(6)	$ 706,454	(6)
(1)

The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(2)

Includes (i) 24,264 shares of restricted stock that vested during 2015 with a value of $1,724,685; (ii) 22,134 RSUs that vested during 2015 with a value of $1,458,265; and (iii) 8,808 RSUs with a value of $622,544 that were issued as dividend equivalents during 2015 and that were fully-vested upon issuance. Delivery of the shares underlying these RSUs has been deferred until the earliest to occur of (a) the date of the executive’s separation from service; (b) the date of the occurrence of a “change in control event” with respect to the Company; and (c) the date of the executive’s death or “disability.”

(3)

Includes (i) 14,380 RSUs that vested during 2015 with a value of $1,009,752 and (ii) 5,713 RSUs with a value of $403,793 that were issued as dividend equivalents during 2015 and that were fully-vested upon issuance. Delivery of the shares underlying these RSUs has been deferred until the earliest to occur of (a) the date of the executive’s separation from service; (b) the date of the occurrence of a “change in control event” with respect to the Company; and (c) the date of the executive’s death or “disability.”

(4)

Includes (i) 9,066 RSUs that vested during 2015 with a value of $644,397 and (ii) 1,099 RSUs with a value of $77,653 that were issued as dividend equivalents during 2015 and that were fully-vested upon issuance. Delivery of the shares underlying these RSUs has been deferred until the earliest to occur of (a) the date of the executive’s separation from service; (b) the date of the occurrence of a “change in control event” with respect to the Company; and (c) the date of the executive’s death or “disability.”

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Named Executive Officer Compensation Tables

(5)

Includes (i) 2,950 RSUs that vested during 2015 with a value of $209,677 and (ii) 198 RSUs with a value of $14,030 that were issued as dividend equivalents during 2015 and that were fully-vested upon issuance. Delivery of the shares underlying these RSUs has been deferred until the earliest to occur of (a) the date of the executive’s separation from service; (b) the date of the occurrence of a “change in control event” with respect to the Company; and (c) the date of the executive’s death or “disability.”

(6)

Includes (i) 8,904 RSUs that vested during 2015 with a value of $632,887 and (ii) 1,038 RSUs with a value of $73,567 that were issued as dividend equivalents during 2015 and that were fully-vested upon issuance. Delivery of the shares underlying these RSUs has been deferred until the earliest to occur of (a) the date of the executive’s separation from service; (b) the date of the occurrence of a “change in control event” with respect to the Company; and (c) the date of the executive’s death or “disability.”

NONQUALIFIED DEFERRED COMPENSATION – 2015

The following table sets forth summary information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2015, and the total deferred amounts for the NEOs as of December 31, 2015.

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY(1)	Aggregate Earnings in last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
(a)	(b)		(c)	(d)	(e)	(f)
John Kilroy	—		$1,300,133	$(2,683,204)	—	$23,206,249
Jeffrey Hawken	—		$1,337,427	$(1,360,930)	—	$16,356,379
Tyler Rose	$ 75,000	(4)	$ 738,643	$ (223,286)	—	$ 3,942,545
David Simon	$155,000	(5)	$ 281,183	$ (54,710)	—	$ 1,081,304
Justin Smart	$ 75,000	(6)	$ 723,472	$ (160,619)	$(865,709)	$ 3,590,618
(1)

The amount reported as registrant contributions in 2015 under column (c) includes each NEO’s RSUs that vested in 2015 but had not yet become payable, as described in the footnotes to the Option Exercises and Stock Vested table above for each executive. These RSUs are payable in shares of our common stock but, pursuant to the terms of each NEO’s deferral of the RSUs, payment does not occur until the applicable date as described in the footnotes to the Option Exercises and Stock Vested table above. In accordance with applicable rules of the SEC, these RSUs are reflected in this table because, while the RSUs are considered to have been vested at the end of 2015, they had not yet become payable. The amounts reported as registrant contributions in the table above include stock-settled obligations with respect to the vested and deferred RSUs described above of $1,177,633 for Mr. Kilroy, $1,269,927 for Mr. Hawken, $688,643 for Mr. Rose, $231,183 for Mr. Simon and $673,472 for Mr. Smart. The amounts reported as registrant contributions in the table above also include cash-settled obligations of $122,500 for Mr. Kilroy, $67,500 for Mr. Hawken, $50,000 for Mr. Rose, $50,000 for Mr. Simon and $50,000 for Mr. Smart and are also included as 2015 compensation for the NEOs in the “All Other Compensation” column of the Summary Compensation Table.

(2)

The amount reported as aggregate earnings in 2015 under column (d) represents the decrease in value of cash-settled obligations and the decrease in value of each executive’s vested and deferred RSUs (based on the closing price of our common stock on December 31, 2015).

(3)

The balance at the end of 2015 reflects the following aggregate amounts that were previously reported as compensation in the appropriate columns of the Summary Compensation Table for years prior to 2015 to the extent the executive was an NEO for the applicable year prior to 2015: $887,500 for Mr. Kilroy, $1,886,932 for Mr. Hawken, $592,250 for Mr. Rose, $171,481 for Mr. Simon and $735,625 for Mr. Smart. These amounts also include the value of deferred RSUs for each NEO as described in footnote (1) above.

(4)	Mr. Rose’s contributions are included in the 2015 “Salary” column of the Summary Compensation Table.

(5)	Mr. Simon’s contributions are included in the 2015 “Salary” column of the Summary Compensation Table.

(6)	Mr. Smart’s contributions are included in the 2015 “Salary” column of the Summary Compensation Table.

Deferrals of cash-settled compensation shown in this table are made under the Deferred Compensation Plan. Participant elections with respect to deferrals of compensation and distributions must generally be made in the year preceding that in

54	Kilroy Realty Corporation

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which the compensation is earned, except that elections with respect to certain performance-based bonuses may be made as late as six months prior to the end of the applicable performance period (June 30th in the case of calendar-year performance period). In addition, newly eligible Participants may be able to make deferral elections up to thirty days after they first become eligible to participate in the Deferred Compensation Plan, if later than the end of the year preceding that in which such deferred amounts will be earned. Participants may only change existing elections with respect to distributions if they satisfy certain requirements set forth in the Deferred Compensation Plan, including that they do so no later than twelve months prior to the first scheduled distribution and that they extend their deferral elections by at least five years.

Participants are permitted to allocate (and reallocate) their deferrals, as well as Company contributions and any notional earnings on either of the foregoing, amongst the following investment alternatives made available by the Deferred Compensation Plan administrator for purposes of determining any notional gains or losses on Participant account balances:

Investment Alternatives	Investment Category	2015 Annual Performance
Wells Fargo Advantage Heritage Money Market – Instl Class	Money Market	0.05%
Vanguard Intermediate-Term Investment-Grade – Inv Shares	Intermediate-Term Bond	1.28%
Loomis Sayles Value – Class A	Large Cap Value	(4.43%)
Spartan 500 Index – Investor Class	Large Cap Blend	1.31%
T. Rowe Price Growth Stock – Advisor Class	Large Cap Growth	10.58%
Vanguard Mid-Cap Index – Investor Shares	Mid Cap Blend	(1.46%)
Vanguard Small Cap Index – Investor Shares	Small Cap Blend	(3.78%)
Dodge & Cox International Stock	Foreign Large Value	(11.35%)
Invesco International Growth – Class R	Foreign Large Growth	(2.85%)

These allocations are hypothetical only and do not give participants ownership interests in any actual assets of the Company or any trust funding obligations under the Deferred Compensation Plan; however, the Company may set aside assets to fund its obligations under the Deferred Compensation Plan in a limited (“rabbi”) trust, subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

Participants may elect to receive distributions of their accounts (other than distributions of Company contributions) (i) while still in the service of the Company, in either a lump sum or in two to five annual installments occurring (or beginning) no earlier than two years after such amounts were earned, (ii) upon retirement from service, in a lump sum or up to fifteen annual installments (in certain cases, beginning no earlier than six months after retirement) or (iii) upon a change in control, in full. Participant elections may also provide for payment upon the earliest to occur of any two or more of the foregoing events (subject to the distribution limitations applicable to Company contributions). If a participant separates from service with the Company and its affiliates for any reason other than due to the participant’s death, disability or retirement, the remaining balance of the participant’s account will generally be distributed in full (in certain cases, six months after the occurrence of such separation from service). In addition, a participant’s account balance will be distributed as soon as possible following the participant’s death or disability. All such separation, death and disability distributions will be made without regard to any participant election(s).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain NEOs in connection with a termination of their employment with the Company and/or a change in control of the Company. In addition to such benefits, outstanding equity awards may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2006 Plan if the awards are to terminate in connection with the change in control event.

John Kilroy

Mr. Kilroy’s amended and restated employment agreement provides that, in the event that the employment of Mr. Kilroy is terminated by the Company without “cause” or by Mr. Kilroy for “good reason” (as these terms are defined in his employment

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Named Executive Officer Compensation Tables

agreement), Mr. Kilroy will be entitled to receive the following payments and benefits (together with the “Severance Payment” (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (including outperformance incentive awards) as governed by the applicable plans, programs and agreements, but with the objectives of such awards deemed to be met at the greater of (a) target level on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; (vii) continuation of health insurance coverage for Mr. Kilroy, his spouse and his dependents, as applicable, for three years after the date of termination, at our expense; and (viii) reimbursement of an amount equal to $130,768 per year for the three-year period following the termination of his employment to cover premium payments incurred in connection with his life insurance policy. In addition, Mr. Kilroy would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) three times his annual base salary and (ii) three times the average of his “annual incentives” for the prior five calendar years, where the “annual incentives” for a calendar year includes Mr. Kilroy’s annual cash and stock award targets, the fair value of any discretionary equity awards granted to him in the applicable calendar year (other than equity awards granted pursuant to the Company’s annual bonus program) and any long-term cash incentive earned by the executive based on a multi-year performance period that ends during the applicable calendar year.

In the event that the employment of Mr. Kilroy is terminated due to his retirement or death, Mr. Kilroy will be entitled to receive the Termination Benefits described above, except that (i) the Severance Payment described above for a termination of employment without cause or with good reason will be determined using a multiplier of “one” instead of “three,” (ii) in the case of a termination of his employment due to his retirement, he will not be entitled to the accelerated vesting of his performance-based cash or equity awards as described above and (iii) in the case of a termination of his employment due to his death, Mr. Kilroy’s beneficiary or estate will not be entitled to the reimbursement to cover premium payments incurred in connection with his life insurance policy as described above.

In the event that the employment of Mr. Kilroy is terminated due to his disability, Mr. Kilroy will be entitled to receive the Termination Benefits described above, except that his Severance Payment described above for a termination of employment without cause or with good reason will be determined using a multiplier of “one” instead of “three.”

If any payments under Mr. Kilroy’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, payments to Mr. Kilroy will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Kilroy in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Kilroy within thirty days after such change in control.

The employment agreement requires Mr. Kilroy to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payments) described above, other than accrued but unpaid compensation through the date of termination. Mr. Kilroy is also subject to (i) restrictions on solicitation during the term of the employment agreement and for one year after termination of employment due to retirement or disability, or three years after termination of employment without cause or for good reason, (ii) restrictions on disclosure of confidential information during the term of employment and in perpetuity thereafter and (iii) restrictions on disparaging the Company, its affiliates and agents during the term of the employment agreement and in perpetuity thereafter. Mr. Kilroy further agrees to cooperate with the Company, during the term of the employment agreement and thereafter, regarding any litigation to which the Company became party. If Mr. Kilroy fails to comply with the restrictions on solicitation and disclosure of confidential information described above, then the agreement provides for Mr. Kilroy to forfeit all unvested equity awards, unexercised options and unpaid RSUs granted at or after January 1, 2012 and held by him or his transferee at the time of such noncompliance.

Mr. Kilroy has also entered into a noncompetition agreement with the Company that subjects Mr. Kilroy to restrictions on competition during the employment term and for a period of three years following a change in control of the Company.

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Jeffrey Hawken

Mr. Hawken’s employment agreement provides that, in the event that the employment of Mr. Hawken is terminated by the Company without “cause” (including a decision by the Company not to extend the term of the agreement) or by Mr. Hawken for “good reason” (as these terms are defined in his employment agreement), Mr. Hawken will be entitled to receive the following payments and benefits (together with the “Severance Payment” (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (including outperformance incentive awards) as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; and (vii) payment of the premiums charged for Mr. Hawken, his spouse and his eligible dependents to continue medical coverage under COBRA for three years after the date of termination. In addition, Mr. Hawken will be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) three times his annual base salary and (ii) three times the average of his “annual incentives” for the prior five calendar years, where the “annual incentives” for a calendar year includes Mr. Hawken’s annual cash and stock award targets, the fair value of any discretionary equity awards granted to him in the applicable calendar year and any long-term cash incentive earned by the executive based on a multi-year performance period that ends during the applicable calendar year.

In the event that the employment of Mr. Hawken is terminated due to his retirement or death, Mr. Hawken will be entitled to receive the Termination Benefits described above, except that his Severance Payment described above for a termination of employment without cause or with good reason would be determined using a multiplier of “one” instead of “three” and, in the case of a termination of his employment due to his retirement, his performance-based cash or equity awards will be governed by the terms and conditions of the particular award.

In the event that the employment of Mr. Hawken is terminated due to his disability, Mr. Hawken would be entitled to receive the Termination Benefits described above, except that his Severance Payment described above for a termination of employment without cause or with good reason would have been determined using a multiplier of “two” instead of “three.”

If any payments under Mr. Hawken’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, payments to Mr. Hawken will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Hawken in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Hawken within thirty days after such change in control.

The employment agreement requires Mr. Hawken to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payments) described above, other than accrued but unpaid compensation through the date of termination.

Tyler Rose

Mr. Rose’s employment agreement provides that, in the event that the employment of Mr. Rose is terminated by the Company without “cause” or by Mr. Rose for “good reason” (as these terms are defined in his employment agreement), Mr. Rose would be entitled to receive the following payments and benefits (together with the “Severance Payment” (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and

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Named Executive Officer Compensation Tables

reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; and (vii) continuation of health insurance coverage for Mr. Rose, his spouse and his dependents, as applicable, for two years after the date of termination, at our expense (this clause (vii) was replaced in Mr. Rose’s January 2016 amended employment agreement with payment of the premiums charged for Mr. Rose, his spouse and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination). In addition, Mr. Rose would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the annual cash incentive award target and the annual stock target as detailed in Mr. Rose’s employment agreement) during the three preceding full performance years, and the target annual incentives shall never be less than the annual cash incentive award target and the annual stock target set forth in his employment agreement.

In the event that the employment of Mr. Rose is terminated due to retirement, Mr. Rose would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment shall be equal to zero and (ii) the continuation of health coverage for Mr. Rose, his spouse and his dependents, as applicable, shall be for one year after the date of termination, at our expense.

In the event that the employment of Mr. Rose is terminated due to his death, Mr. Rose would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above for a termination of employment without cause or with good reason will be determined using a multiplier of “one” instead of “two,” and (ii) the continuation of health coverage for Mr. Rose, his spouse and his dependents, as applicable, shall be for one year after the date of termination, at our expense.

In the event that the employment of Mr. Rose is terminated due to his disability, Mr. Rose would be entitled to receive the Termination Benefits described above, except that the continuation of health insurance coverage for Mr. Rose, his spouse and his dependents, as applicable, shall be for one year after the date of termination, at our expense.

If any payments under Mr. Rose’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, payments to Mr. Rose will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Rose in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Rose within thirty days after such change in control.

The employment agreement requires Mr. Rose to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payments) described above, other than accrued but unpaid compensation through the date of termination.

David Simon

As noted above, Mr. Simon did not have an employment agreement with the Company during 2015; however, pursuant to the terms of the award agreements evidencing Mr. Simon’s RSU awards, in the event Mr. Simon’s employment with the Company is terminated by the Company without “cause,” by Mr. Simon with “good reason” (as these terms are defined in the applicable award agreement) or due to Mr. Simon’s death or “disability” (as defined for purposes of Section 409A of the Internal Revenue Code), Mr. Simon’s then outstanding and unvested RSUs will become fully vested.

Justin Smart

Mr. Smart’s employment letter agreement provides that, in the event that the employment of Mr. Smart is terminated by the Company without “cause” or by Mr. Smart for “good reason” (as these terms are defined in his employment letter agreement), Mr. Smart would be entitled to receive the following payments and benefits (together with the “Severance Payment” (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) in lieu of any annual incentive compensation, a partial year bonus based on actual performance against bonus targets as of the date of termination; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or

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Named Executive Officer Compensation Tables

equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan, including any deferrals; and (vi) continuation of health insurance coverage for Mr. Smart, his spouse and his dependents, as applicable, for two years after the date of termination, at our expense (this clause (vi) was replaced in Mr. Smart’s January 2016 amended employment letter agreement with payment of the premiums charged for Mr. Smart, his spouse and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination). In addition, Mr. Smart would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the annual cash incentive award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Smart’s employment letter agreement) during the three preceding full performance years.

In the event that the employment of Mr. Smart is terminated due to his death, Mr. Smart would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above will be determined using a multiplier of “one” instead of “two,” and (ii) the continuation of health coverage for Mr. Smart, his spouse and his dependents, as applicable, shall be for one year after the date of termination, at our expense.

In the event that the employment of Mr. Smart is terminated due to his disability, Mr. Smart would be entitled to receive the Termination Benefits described above, except that the continuation of health insurance coverage described above for Mr. Smart, his spouse and his dependents, as applicable, shall be for one year after the date of termination, at our expense.

The employment agreement requires Mr. Smart to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above (including the Severance Payments).

Non-Competition, Non-Solicitation and Non-Disclosure Agreements

Messrs. Hawken, Rose, Simon and Smart have each entered into a Non-Competition, Non-Solicitation and Non-Disclosure Agreement with the Company. Under their respective agreements, each of them has agreed to (i) restrictions on competitive activities during his employment, (ii) restrictions on solicitation during his employment and for two years following a termination of his employment, (iii) restrictions on disclosure of confidential information, (iv) restrictions on disparaging the Company and its affiliates, and (v) certain cooperation with the Company regarding any litigation to which the Company may be party. If the executive fails to comply with the restrictions on non-competition, non-solicitation and non-disclosure of confidential information under the agreement, he may be required to forfeit equity awards granted to him by the Company after the date that is three years before the breach of the obligation. Mr. Kilroy is subject to certain restrictive covenants under his amended and restated employment agreement, as described above.

ESTIMATED SEVERANCE AND CHANGE IN CONTROL BENEFITS

The information in this section sets forth the value of benefits and payments to each of the NEOs upon the triggering events indicated and is based upon the terms of the employment agreements and equity award agreements in effect as of December 31, 2015, as described in “– Potential Payments Upon Termination or Change in Control” above. As required by applicable SEC rules, these estimated values assume that the triggering event took place on December 31, 2015, the last business day of 2015. Except as otherwise described below in the context of a change in control of the Company, none of our NEOs is entitled to termination payments or benefits upon a voluntary resignation (without “good reason”) or upon a termination by the Company for cause. As of December 31, 2015, none of our NEOs was retirement eligible for purposes of any severance benefits under the terms of their employment agreements. As of December 31, 2015, Mr. Simon did not have an employment agreement or other agreement with the Company that entitled him to any payments or benefits upon termination of his employment with the Company or in connection with a change in control.

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Named Executive Officer Compensation Tables

John Kilroy

Potential Payment/Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death(2)	Disability
Cash Severance	—	$30,431,009	$10,143,670	$10,143,670
Medical Benefits	—	$121,237	$121,237	$121,237
Accelerated Vesting	—	$30,447,044	$30,447,044	$30,447,044
Other Termination Perks/Benefits	—	$392,304	—	$392,304
Total	—	$61,391,594	$40,711,951	$41,104,255
(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)

We provide Mr. Kilroy with a supplemental life insurance policy pursuant to the terms of his employment agreement. In addition to the amounts payable by us shown in this column, Mr. Kilroy’s supplemental life insurance policy provides a $10,000,000 death benefit.

Jeffrey Hawken

Potential Payment/Benefit(1)	Change in Control (No Termination)		Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—		$11,417,585	$ 3,805,862	$ 7,611,724
Medical Benefits	—		$ 121,237	$ 121,237	$ 121,237
Accelerated Vesting	$682,665	(2)	$ 9,133,768	$ 9,133,768	$ 9,133,768
Other Termination Perks/Benefits	—		—	—	—
Total	$682,665		$20,672,590	$13,060,867	$16,866,729
(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)

One RSU award granted to Mr. Hawken in January 2012 provided for automatic vesting on any change in control of the Company (regardless of whether Mr. Hawken’s employment was terminated). This equity award vests annually on January 5th over a five year period. As a result, as of January 5, 2016, one additional tranche vested and the value of this payment has been reduced from $682,665 to $339,498.

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Named Executive Officer Compensation Tables

Tyler Rose

Potential Payment/Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—	$3,400,000	$1,700,000	$3,400,000
Medical Benefits	—	$79,536	$39,768	$39,768
Accelerated Vesting	—	$5,190,635	$5,190,635	$5,190,635
Other Termination Perks/Benefits	—	—	—	—
Total	—	$8,670,171	$6,930,403	$8,630,403
(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

Justin Smart

Potential Payment/Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—	$3,350,000	$1,675,000	$3,350,000
Medical Benefits	—	$79,536	$39,768	$39,768
Accelerated Vesting	—	$3,651,487	$3,651,487	$3,651,487
Other Termination Perks/Benefits	—	—	—	—
Total	—	$7,081,023	$5,366,255	$7,041,255
(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

The preceding estimated severance and change in control benefit tables assume that equity awards outstanding under our 2006 Plan would be substituted for, assumed or otherwise continued following a change in control transaction. If the awards were not substituted for, assumed or otherwise continued following a change in control transaction (that is, the awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested. In these cases, the value of the accelerated equity award vesting would, for each NEO and assuming that the change in control and termination of the awards occurred on December 31, 2015, be the same as the accelerated vesting value set forth above for the NEO under the “Termination Without Cause or For Good Reason” column. For Mr. Simon, the accelerated vesting of equity award value in these circumstances would have been $3,128,089 as of December 31, 2015.

The Company currently maintains one equity compensation plan, the 2006 Plan. The plan has been approved by the Company’s stockholders. The following table provides certain information as of December 31, 2015 with respect to shares of our common stock available for issuance under our equity compensation plans.

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Equity Compensation Plan Information

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)(1)
Equity Compensation plans approved by stockholders	2,305,261	(2)	$42.61	(3)	1,686,608
Equity Compensation plans not approved by stockholders	N/A		N/A		N/A
Total	2,305,261		$42.61		1,686,608

(1)

Includes shares available for future grants under the 2006 Plan as of December 31, 2015. The shares available under the 2006 Plan may, subject to the limits of the 2006 Plan, be used for any type of award authorized under the 2006 Plan including stock options, restricted stock, SARs, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, RSUs, PIUs, performance bonus awards and performance-based awards.

(2)

Includes 610,000 stock options, 951,360 vested but deferred (not paid) RSUs and 743,901 unvested RSUs granted under the 2006 Plan. Does not include 60,797 shares of outstanding but unvested restricted stock.

(3)

Reflects the weighted-average exercise price of the 610,000 stock options included in column (a). This weighted-average exercise price does not reflect shares subject to restricted stock and RSU awards.

62	Kilroy Realty Corporation

Director Compensation

For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Our officers who are directors, specifically John Kilroy only, are not paid any additional compensation for their service as a director.

Under our non-employee director compensation program in effect for 2015, each non-employee director received annual cash compensation of $35,000 plus $2,000 for each Board meeting attended by such director. In addition, if a non-employee director serves as our Lead Independent Director, the director will receive additional annual cash compensation of $50,000. Each non-employee director also received annual compensation of $1,000 for each committee of which he is a member. The chairman of each committee received additional annual cash compensation of $10,000, with the exception of the chairman of the Audit Committee and the chairman of the Compensation Committee who received additional annual cash compensation of $20,000.

Effective January 1, 2016, the annual retainer for our non-employee directors was increased from $35,000 to $55,000, and meeting fees for our non-employee directors were eliminated. Effective on that same date, the amount of additional compensation paid to a non-employee director for serving on a committee of the Board was increased from $1,000 to $10,000 annually for serving on the Audit Committee, $10,000 annually for serving on the Compensation Committee, and $5,000 annually for serving on the Governance Committee.

Non-employee directors are reimbursed for reasonable expenses incurred to attend director and committee meetings and incident to their service as a director. Our non-employee directors may defer receipt of their cash compensation pursuant to the terms of our Deferred Compensation Plan.

In addition, each non-employee director receives an annual grant authorized under the 2006 Plan of RSUs or shares of restricted stock valued at $100,000 on the date of grant that vest in full on the date of the annual meeting of stockholders following the grant, subject to continued service. Each non-employee director newly elected or appointed to the Board in 2015 also received an award of 1,000 RSUs that will vest ratably in full over a four-year period following the grant date. Each non-employee director grant provides that the RSUs or shares of restricted stock subject to the grant will vest in full in the event of a “change in control” of the Company (as defined in the 2006 Plan) or due to the non-employee director’s death or “disability” (as defined for purposes of Section 409A of the Internal Revenue Code). Our non-employee directors may defer receipt of their restricted stock awards pursuant to our Stock Award Deferral Program and may also elect a deferred payment date for any RSUs that they may receive. RSUs awarded to non-employee directors include the right to receive dividend equivalents (in the form of additional RSUs) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. RSUs credited as dividend equivalents have the same vesting and payment terms as the original RSUs to which they relate. Effective January 1, 2016, the automatic grant of 1,000 RSUs for new non-employee directors was eliminated and the Board retains discretion to determine the terms of any equity award for a newly elected or appointed member of the Board.

Under our minimum stock ownership guidelines for non-employee directors, each non-employee director is to own or to acquire, within five years of first becoming a director, shares of our common stock having a market value at least equal to five times the director’s annual retainer. As of December 31, 2015, all of our non-employee directors met the ownership requirement or were within the five-year period since first becoming a director to acquire the applicable level of ownership.

The Board may change the terms of our director compensation program from time to time.

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Director Compensation

DIRECTOR COMPENSATION TABLE - 2015

The following table sets forth summary information regarding our compensation practices for each of our non-employee directors for 2015. The compensation paid to Mr. Kilroy is presented in the executive compensation disclosures above. Mr. Kilroy is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Edward Brennan, Ph.D.	$122,000	$100,000	—	—	—	—	$222,000
Jolie Hunt(2)	$ 30,668	$170,300	—	—	—	—	$200,968
Scott Ingraham	$ 71,000	$100,000	—	—	—	—	$171,000
Gary Stevenson	$ 61,000	$100,000	—	—	—	—	$161,000
Peter Stoneberg	$ 50,000	$100,000	—	—	—	—	$150,000
(1)

The amounts reported in column (c) of the table above reflect the aggregate accounting fair value of stock awards computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The accounting fair value is based on the quoted closing share price of the Company’s common stock on the NYSE on the grant date.

(2)	Ms. Hunt was elected to the Board on May 21, 2015.

On May 21, 2015, each of our non-employee directors received an annual award of 1,423 RSUs under the 2006 Plan in connection with the 2015 annual meeting of stockholders. Each of these awards had an accounting fair value at the grant date of $100,037, with the difference between that value and the $100,000 annual grant value described below attributable to rounding to a whole share increment, and will vest on the date of the Annual Meeting. In addition, on May 21, 2015 Ms. Hunt received an award of 1,000 RSUs in connection with her initial election to the Board. This award had an accounting fair value at the grant date of $70,300 and will vest ratably in four equal installments with an installment vesting on the date of the annual meeting of stockholders in each year from 2016 through 2019.

The aggregate number of unvested stock awards and the aggregate number of unexercised option awards outstanding as of December 31, 2015 for our non-employee directors are:

Director	Unvested Stock Awards	Unexercised Option Awards
Edward Brennan, Ph.D.	1,438(1)	—
Jolie Hunt	2,448(2)	—
Scott Ingraham	1,438(1)	—
Gary Stevenson	2,211(3)	—
Peter Stoneberg	2,211(3)	—
(1)	These RSUs vest in full on the date of the Annual Meeting.

(2)

1,438 of these RSUs vest in full on the date of the Annual Meeting. The remaining 1,010 RSUs will vest over a four-year period on the date of each annual meeting of stockholders in each year from 2016 through 2019.

(3)

1,438 of these RSUs vest in full on the date of the Annual Meeting. The remaining 774 RSUs will vest over a three-year period on the date of each annual meeting of stockholders in each year from 2016 through 2018.

64	Kilroy Realty Corporation

Beneficial Ownership of Certain Stockholders

The following table sets forth certain information, as of March 31, 2016, regarding the beneficial ownership of common stock (or common stock issuable, at the Company’s option, upon the redemption of common limited partnership interests (the “Units”) in the Operating Partnership) for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock (or common stock issuable, at the Company’s option, upon the redemption of Units); (ii) each director and director nominee and each NEO named in the Summary Compensation Table; and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders, in addition to information contained in filings with the SEC.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares of Common Stock(2)
More than 5% Stockholders:
The Vanguard Group, Inc. and affiliates(3)	13,208,050	14.32%
Cohen & Steers, Inc. and affiliates(4)	12,610,699	13.67%
BlackRock, Inc.(5)	9,386,979	10.18%
CBRE Clarion Securities, LLC(6)	5,222,468	5.66%
Directors, Director Nominees and NEOs:
John Kilroy	1,500,167(7)	1.60%
Jeffrey Hawken	368,541(8)	*
Tyler Rose	98,997(9)	*
David Simon	9,165(10)	*
Justin Smart	79,976(11)	*
Scott Ingraham	26,791(12)	*
Edward Brennan, Ph.D.	20,290(13)	*
Gary Stevenson	3,691(14)	*
Peter Stoneberg	3,691(14)	*
Jolie Hunt	1,700(15)	*
All Directors and Executive Officers as a Group (10 persons):	2,143,219	2.28%
*	Represents less than 1.0% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064.

(2)

The number of shares of common stock beneficially owned by a stockholder is based on SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any stock options or RSUs of such person that are vested or will vest within 60 days of March 31, 2016. The percentage of outstanding shares of common stock beneficially owned by a person is based on 92,229,464 shares of common stock outstanding as of March 31, 2016. Unless otherwise indicated, the percentage of outstanding shares of common stock beneficially owned by a person also assumes that all Units held by such beneficial owner are, upon redemption, exchanged for shares of common stock, that none of the Units held by other persons are so exchanged, that all options exercisable within 60 days of March 31, 2016 by such beneficial owner are exercised and that no options to acquire shares of common stock held by other persons are exercised, and that all RSUs held by such beneficial owner that vest within 60 days of March 31, 2016 are vested and paid and that no unvested RSUs held by other persons are vested.

(3)

Represents the number of shares of common stock beneficially owned as of December 31, 2015, as reported on Schedule 13G/A filed with the SEC on February 10, 2016, by The Vanguard Group, Inc. (“Vanguard”) either directly or through its affiliates. Such report indicates that Vanguard has sole voting power over 203,574 shares, shared voting power over 74,230 shares, sole dispositive power

Kilroy Realty Corporation	65

Beneficial Ownership of Certain Stockholders

over 13,066,859 shares and shared dispositive power over 141,191 shares of common stock. The number of shares reported as beneficially owned by Vanguard in Vanguard’s Schedule 13G/A includes 6,634,972 shares, representing 7.19% of our outstanding shares of common stock as of March 31, 2016, that Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on February 9, 2016. Such report indicates that Vanguard REIT Fund has sole voting power over 6,634,972 shares and no dispositive power over any shares of common stock. The address for Vanguard and Vanguard REIT Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

Represents the number of shares of common stock beneficially owned as of December 31, 2015, as reported on Schedule 13G/A filed with the SEC on February 16, 2016, by Cohen & Steers, Inc. (“Cohen”), either directly or through its affiliates. Such report indicates that Cohen has sole voting power over 7,612,928 shares, and sole dispositive power over 12,610,699 shares of common stock. The number of shares reported as beneficially owned by Cohen in Cohen’s Schedule 13G/A includes 12,392,939 shares reported as beneficially owned by Cohen & Steers Capital Management, Inc. (“Cohen Capital”), representing 13.44% of our outstanding shares of common stock as of March 31, 2016, and 217,760 shares reported as beneficially owned by Cohen & Steers UK Limited (“Cohen UK”), representing 0.24% of our outstanding shares of common stock as of March 31, 2016. Such report indicates that Cohen Capital has sole voting power over 7,485,145 shares and sole dispositive power over 12,392,939 shares of common stock. Such report indicates that Cohen UK has sole voting power over 127,783 shares and sole dispositive power over 217,760 shares of common stock. The address for Cohen and Cohen Capital is 280 Park Avenue, 10th Floor, New York, NY 10017. The address for Cohen UK is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN.

(5)

Represents the number of shares of common stock beneficially owned as of December 31, 2015, as reported on Schedule 13G/A filed with the SEC on January 8, 2015, by BlackRock, Inc. (“BlackRock”) either directly or through its affiliates. Such report indicates that BlackRock has sole voting power over 9,044,326 shares and sole dispositive power over 9,386,979 shares of common stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10022.

(6)

Represents the number of shares of common stock beneficially owned as of December 31, 2015, as reported on Schedule 13G/A filed with the SEC on February 10, 2016, by CBRE Clarion Securities, LLC (“CBRE”) either directly or through its affiliates. Such report indicates that CBRE has sole voting power over 2,724,868 shares and sole dispositive power over 5,222,468 shares of common stock. The address for CBRE is 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087.

(7)

Includes (i) 783,192 shares of common stock issuable, at the Company’s option, upon the redemption of Units (including Units beneficially owned by Kilroy Airport Imperial Co. (“KAICO”) and allocated to Mr. Kilroy); (ii) 70,321 shares of common stock held directly; (iii) 150,000 shares of common stock issuable upon exercise of outstanding stock options that are exercisable within 60 days of March 31, 2016; (iv) 36,535 restricted shares of common stock held directly; and (v) 460,119 RSUs held directly that are vested or will vest within 60 days of March 31, 2016. Of the shares of common stock held directly by Mr. Kilroy, 42,645 shares are held in a brokerage account that is pledged as collateral for a secured credit line account in Mr. Kilroy’s name. This pledge of common stock meets all of the exceptions to the prohibition on pledging Company securities contained in the Company’s anti-pledging policy, as further described on page 41. Excludes (i) 336,346 unvested RSUs; and (ii) 150,000 shares of common stock issuable upon exercise of stock options that are not vested and will not vest within 60 days of March 31, 2016.

(8)

Includes (i) 37,083 shares of common stock held directly; (ii) 50,000 shares of common stock issuable upon exercise of outstanding stock options that are exercisable within 60 days of March 31, 2016; and (iii) 281,458 RSUs held directly that are vested or will vest within 60 days of March 31, 2016. Excludes (i) 123,641 unvested RSUs; and (ii) 50,000 shares of common stock issuable upon exercise of stock options, in each case, that are not vested and will not vest within 60 days of March 31, 2016.

(9)

Includes (i) 20,409 shares of common stock held directly; (ii) 25,000 shares of common stock issuable upon exercise of outstanding stock options that are exercisable within 60 days of March 31, 2016; and (iii) 53,588 RSUs held directly that are vested or will vest within 60 days of March 31, 2016. Excludes (i) 68,365 unvested RSUs; and (ii) 25,000 shares of common stock issuable upon exercise of stock options, in each case, that are not vested and will not vest within 60 days of March 31, 2016.

(10)

Includes (i) 1,287 shares of common stock held directly; and (ii) 7,878 RSUs held directly that are vested or will vest within 60 days of March 31, 2016. Excludes (i) 54,614 unvested RSUs that are not vested and will not vest within 60 days of March 31, 2016.

(11)

Includes (i) 34,587 shares of common stock held directly; (ii) 16,000 shares of common stock issuable upon exercise of outstanding stock options that are exercisable within 60 days of March 31, 2016; and (iii) 29,389 RSUs held directly that are vested or will vest within 60 days of March 31, 2016. Excludes (i) 56,537 unvested RSUs and (ii) 4,000 shares of common stock issuable upon exercise of stock options, in each case, that are not vested and will not vest within 60 days of March 31, 2016.

(12)	Includes (i) 4,000 shares of common stock held directly; and (ii) 22,791 RSUs held directly that are vested or will vest within 60 days of March 31, 2016.

(13)	Includes 20,290 RSUs held directly that are vested or will vest within 60 days of March 31, 2016.

(14)	Includes 3,691 RSUs held directly that are vested or will vest within 60 days of March 31, 2016. Excludes 519 unvested RSUs.

(15)	Includes 1,700 RSUs held directly that are vested or will vest within 60 days of March 31, 2016. Excludes 762 unvested RSUs.

66	Kilroy Realty Corporation

Other Matters

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a written Related Party Transactions Policy that is intended to comply with Item 404 of Regulation S-K and Article III, Section 7 of the Company’s Bylaws. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company (including any of its subsidiaries) was, is or will be a participant; (ii) the amount involved exceeds $120,000 in any calendar year; and (iii) a related party had, has or will have a direct or indirect material interest (a “Related Party Transaction”). For purposes of the policy, a related party is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (c) any immediate family member of any of the foregoing persons; or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest (each such person, a “Related Person”). The policy also describes the procedures used to identify, review, approve and disclose, if necessary, any transaction between the Company and any subsidiary of the Company, on the one hand, and John B. Kilroy, Sr. or John B. Kilroy, Jr. and their respective affiliates (each such person, a “Principal Party”), on the other hand (a “Principal Party Transaction”).

Under the policy, our Governance Committee is responsible for reviewing and approving or ratifying each Related Person Transaction and Principal Party Transaction (individually and collectively, as applicable, an “Interested Transaction”). In determining whether to approve or ratify an Interested Transaction, the Governance Committee is required to consider the relevant facts and circumstances of the Interested Transaction available to the Governance Committee and to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct. If a Related Party Transaction falls within one of certain specified pre-approved transaction categories set forth in the policy, it shall not require review by the Governance Committee and shall be deemed approved.

No member of the Governance Committee who is a Related Party is permitted to vote on the approval or ratification of an Interested Transaction, but may, if requested by the Chairman of the Governance Committee, participate in some or all of the Governance Committee’s discussions of the Interested Transaction.

In the event that an Interested Transaction would constitute a conflict of interest or a corporate opportunity under the Company’s Code of Conduct, the provisions of the Code of Conduct shall also apply to the Interested Transaction. Any such Interested Transaction may not be approved under the policy unless it is also approved in accordance with the provisions of the Code of Conduct and disclosed to the public to the extent required by law or the listing rules of the NYSE.

In addition, the Audit Committee is responsible for discussing with management and the independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

Since January 1, 2015, there have been no Interested Transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Insiders are required by regulation of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company by the Insiders or written representations from the Insiders that no other reports were required with respect to the year ended December 31, 2015, all Insiders timely filed all Section 16(a) reports required to be filed by them for 2015.

Kilroy Realty Corporation	67

Other Matters

PROPOSALS AND NOMINATIONS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2017 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our Bylaws. The Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2017 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 20, 2016, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 19, 2017, 120 days prior to such one-year anniversary, or (ii) if the date of the 2017 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2 of Article II (with respect to stockholder proposals) and Section 2 of Article III (with respect to director nominations) of our Bylaws.

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2017 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by December 9, 2016, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to stockholders. However, if the date of the 2017 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2017 annual meeting of stockholders.

Director Nominations for Inclusion in Proxy Materials (Proxy Access). Under certain circumstances specified in our Bylaws, a stockholder, or group of up to ten stockholders, owning at least 5% of the Company’s outstanding common stock continuously for at least the prior three years may nominate for election to our Board and inclusion in the Company’s proxy statement for its annual meeting of stockholders up to 25% of the number of directors then serving on our Board. The Company’s Bylaws require a stockholder desiring to nominate a director for inclusion in the Company’s proxy materials for the 2017 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 20, 2016, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 19, 2017, 120 days prior to such one-year anniversary, or (ii) if the date of the 2017 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 3 of Article III of our Bylaws.

Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2017 annual meeting of stockholders, as applicable. For specific information with respect to the process for recommending a director candidate, see “Corporate Governance at Kilroy Realty Corporation — Stockholder-Recommended Director Candidates” above.

68	Kilroy Realty Corporation

General Information

PROXY SOLICITATION EXPENSES

The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone, email or facsimile transmission, but such persons will not be specifically compensated therefor. The Company may use the services of MacKenzie Partners, Inc., a third-party solicitor, to solicit proxies for the Annual Meeting for a fee that we do not expect to exceed $10,000 plus a reasonable amount to cover expenses.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 (1-800-SEC-0330), or by way of the SEC’s Internet address, http://www.sec.gov.

The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements and financial statement schedules. Requests for such copies should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

A copy of the Company’s Bylaws referenced in this Proxy Statement may be obtained without charge by request to the Company’s Secretary at the Company’s principal executive offices. Requests should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California, Attn: Secretary; telephone (310) 481-8400.

You may also access additional information about the Company at our Internet address, http://www.kilroyrealty.com. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

You may vote on the Internet, or if you are receiving a paper copy of this Proxy Statement, by telephone (if available) or by completing and mailing a proxy card or voting instruction form in the preaddressed, postage paid envelope provided to you. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting.

Kilroy Realty Corporation	69

General Information

WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. If you attend the Annual Meeting and vote in person, your proxy will not be used.

April 8, 2016

By Order of the Board of Directors,

Tyler Rose

Executive Vice President,

Chief Financial Officer and Secretary

70	Kilroy Realty Corporation

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FUNDS FROM OPERATIONS (“FFO”) AND FFO PER SHARE

FFO:

We calculate funds from operations, or “FFO,” in accordance with the White Paper on FFO approved by the Board of Governors of NAREIT. The White Paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Our calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets.

We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

FFO per share:

FFO per share is calculated as FFO divided by the weighted average common shares/units outstanding. FFO per share is used in this Proxy Statement as defined in this Appendix A, except when such term is capitalized (i.e., “FFO Per Share”) and used in the context of the performance-based RSUs (where the defined term on page 50 will apply).

Kilroy Realty Corporation	A-1

Appendix A – Reconciliation of Non-GAAP Financial Measures

The following table presents our FFO and FFO per share for the years ended December 31, 2015 and 2014:

(unaudited, $ in thousands, except per share amounts)

	Year Ended December 31,
	2015	2014
FUNDS FROM OPERATIONS:
Net income available to common stockholders	$ 220,831	$ 166,969
Adjustments:
Net income attributable to non-controlling common units of the Operating Partnership	4,339	3,589
Depreciation and amortization of real estate assets	201,392	202,108
Gains on sales of depreciable real estate	(109,950)	(121,922)
Funds From Operations(1)(2)	$ 316,612	$ 250,744
Weighted average common shares/units outstanding – diluted(3)	93,358	88,001
FFO per common share/unit – diluted(2)	$ 3.39	$ 2.85

(1)	Reported amounts are attributable to common stockholders and unit holders.
(2)	FFO includes amortization of deferred revenue related to tenant-funded tenant improvements of $13.3 million and $11.0 million for the year ended December 31, 2015 and 2014, respectively.
(3)

Calculated based on weighted average shares outstanding including participating share-based awards (i.e. non-vested stock and certain time based RSUs), dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

NET OPERATING INCOME AND SAME-STORE NET OPERATING INCOME (“SAME-STORE NOI”)

Net Operating Income:

We believe that Net Operating Income is a useful supplemental measure of our operating performance. We define Net Operating Income as operating revenues (rental income, tenant reimbursements and other property income) less property and related expenses (property expenses, real estate taxes, provision for bad debts and ground leases). Other REITs may use different methodologies for calculating Net Operating Income, and accordingly, our Net Operating Income may not be comparable to other REITs.

Because Net Operating Income excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective on operations not immediately apparent from net income. We use Net Operating Income to evaluate our operating performance on a portfolio basis since Net Operating Income allows us to evaluate the impact that factors such as occupancy levels, lease structure, rental rates and tenant base have on our results, margins and returns. In addition, we believe that Net Operating Income provides useful information to the investment community about our financial and operating performance when compared to other REITs since Net Operating Income is generally recognized as a standard measure of performance in the real estate industry.

However, Net Operating Income should not be viewed as an alternative measure of our financial performance since it does not reflect general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations.

A-2	Kilroy Realty Corporation

Appendix A – Reconciliation of Non-GAAP Financial Measures

Same-Store NOI (on a GAAP and Cash Basis):

Same-Store NOI represents the Net Operating Income for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods. Because Same-Store NOI excludes the change in Net Operating Income from developed, redeveloped, acquired and disposed of and held for sale properties that were operational for two comparable periods, it highlights operating trends such as occupancy levels, rental rates and operating costs on properties. Same-Store Cash NOI represents the GAAP Net Operating Income for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods, adjusted for non-cash revenue and non-cash expenses in both periods. Other REITs may use different methodologies for calculating Same-Store GAAP and Cash NOI, and accordingly, our Same-Store GAAP and Cash NOI may not be comparable to other REITs.

However, Same-Store NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations.

The following table reconciles our Net Operating Income and adjusted Same-Store cash NOI to Net Income Available to Common Stockholders for the years ended December 31, 2015 and 2014:

(unaudited, $ in thousands)

	Year Ended December 31,
	2015	2014
Adjusted Same-Store Cash Net Operating Income	$ 284,128	$ 271,415
Adjustments to 2015 and 2014:
Rental revenues related to a lease termination fee	—	5,655
Other income related to default of prior tenant	—	402
Nonrecurring property damage legal fees	(207)	(1,337)
Property expenses related to insurance proceeds	649	—
Same-Store Cash Net Operating Income	$ 284,570	$ 276,135
Cash to GAAP Adjustments:
GAAP Operating Revenues Adjustments, net	32,783	32,401
GAAP Operating Expenses Adjustments, net	(609)	188
Same-Store GAAP Net Operating Income	316,744	308,724
Non-Same-Store GAAP Net Operating Income	105,289	64,157
Net Operating Income excluding discontinued operations	422,033	372,881
Net Operating Income from discontinued operations	—	4,634
Net Operating Income, as defined	422,033	377,515
Adjustments:
General and administrative expenses	(48,265)	(46,152)
Acquisition-related expenses	(497)	(1,479)
Depreciation and amortization (including discontinued operations)	(204,294)	(204,478)
Interest income and other net investment gains	243	561
Interest expense	(57,682)	(67,571)
Gain on sale of land, net	17,116	3,490
Gains on sales of depreciable operating properties	109,950	—
Gains on dispositions of discontinued operations	—	121,922
Net Income	238,604	183,808
Net income attributable to noncontrolling interests	(4,523)	(3,589)
Preferred dividends	(13,250)	(13,250)
Net Income Available to Common Stockholders	$ 220,831	$ 166,969

Kilroy Realty Corporation	A-3

Appendix A – Reconciliation of Non-GAAP Financial Measures

CHANGE IN GAAP/CASH RENTS (LEASES EXECUTED)

Change in GAAP/Cash Rents (Leases Executed)

Change in GAAP/cash rents (leases executed) is calculated as the change between GAAP/cash rents for signed leases and the expiring GAAP/cash rents for the same space. The change in cash rents is calculated by comparing the monthly rental rate under the expiring lease with the initial monthly rental rate under the new lease. The change In GAAP rents is calculated by comparing the average monthly rental rate over the term of the lease for the expiring lease compared to the new lease. This excludes leases for which the space was vacant longer than one year, or vacant when the property was acquired by the Company. Change in GAAP/cash rents is used in this Proxy Statement as defined in this Appendix A.

FUNDS AVAILABLE FOR DISTRIBUTION (“FAD”), FAD PER SHARE, AND FAD PAYOUT RATIO

Funds Available for Distribution:

Management believes that FAD is a useful supplemental measure of the Company’s liquidity. The Company computes FAD by adding to FFO the non-cash amortization of deferred financing costs, debt discounts and premiums and share-based compensation awards and amortization of above (below) market rents for acquisition properties, then subtracting recurring tenant improvements, leasing commissions and capital expenditures and eliminating the net effect of straight-line rents, amortization of deferred revenue related to tenant improvements and adjusting for other lease related items. FAD provides an additional perspective on the Company’s ability to fund cash needs and make distributions to stockholders by adjusting FFO for the impact of certain cash and non-cash items, as well as adjusting FFO for recurring capital expenditures and leasing costs. Management also believes that FAD provides useful information to the investment community about the Company’s financial position as compared to other REITs since FAD is a liquidity measure used by other REITs. However, other REITs may use different methodologies for calculating FAD and, accordingly, the Company’s FAD may not be comparable to other REITs.

FAD per share:

FAD per share is calculated as FAD divided by the weighted average common shares/units outstanding. FAD per share is used in this Proxy Statement as defined in this Appendix A.

FAD Payout Ratio:

FAD Payout Ratio is calculated as annual dividends accrued to common stockholders and common unitholders (excluding dividend equivalents accrued to restricted stock unitholders) divided by FAD. FAD Payout Ratio is used in this Proxy Statement as defined in this Appendix A.

A-4	Kilroy Realty Corporation

Appendix A – Reconciliation of Non-GAAP Financial Measures

The following table presents our FAD and FAD per share for the years ended December 31, 2015 and 2014:

(unaudited, $ in thousands, except per share amounts)

	Year Ended December 31,
	2015	2014
Net income available to common stockholders	$ 220,831	$ 166,969
Adjustments:
Net income attributable to non-controlling common units of the Operating Partnership	4,339	3,589
Depreciation and amortization of real estate assets	201,392	202,108
Gains on sales of depreciable real estate	(109,950)	(121,922)
Funds From Operations	$ 316,612	$ 250,744

Adjustments:
Tenant Improvements, leasing commissions and recurring capital expenditures	(69,994)	(77,679)
Amortization of deferred revenue related to tenant-funded tenant improvements(1)	(13,338)	(10,979)
Net effect of straight-line rents	(44,140)	(31,782)
Amortization of net below market rents(2)	(8,449)	(8,328)
Amortization of deferred financing costs and net debt discount/premium(3)	376	3,245
Noncash amortization of share-based compensation awards	15,537	12,095
Other lease related adjustments, net(4)	2,374	2,278
Funds Available for Distribution	$ 198,978	$ 139,594
Weighted average common shares/units outstanding – diluted(5)	93,358	88,001

FAD per common share/unit – diluted(6)	$ 2.13	$ 1.59

(1)	Represents revenue recognized during the period as a result of the amortization of deferred revenue recorded for tenant-funded tenant improvements.
(2)	Represents the non-cash adjustment related to the acquisition of buildings with above and/or below market rents.
(3)	Includes the non-cash amortization of the debt discount on the Company’s exchangeable senior notes, which were repaid in November 2014, for the year ended December 31, 2014.
(4)	Includes other non-cash adjustments attributable to lease-related GAAP revenue recognition timing differences.
(5)

Calculated based on weighted average shares outstanding including participating share-based awards (i.e. non-vested stock and certain time-based RSUs), dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

(6)	Reported amounts are attributable to common stockholders and unit holders.

Kilroy Realty Corporation	A-5

Appendix A – Reconciliation of Non-GAAP Financial Measures

The following table presents a reconciliation of FAD to GAAP net cash provided by operating activities:

(unaudited, $ in thousands)

	Year Ended December 31,
	2015	2014
Funds Available for Distribution	$198,978	$139,594
Adjustments:
Tenant improvements, leasing commissions and recurring capital expenditures	69,994	77,679
Depreciation for furniture, fixtures and equipment	2,812	2,370
Preferred dividends	13,250	13,250
Provision for uncollectible tenant receivable	303	58
Net changes in operating assets and liabilities and other adjustments(1)	(13,329)	12,302
GAAP Net Cash Provided by Operating Activities	$272,008	$245,253

(1)

Primarily includes changes in the following assets and liabilities: marketable securities; current receivables; prepaid expenses and other assets; accounts payable, accrued expenses and other liabilities; and rents received in advance and tenant security deposits.

A-6	Kilroy Realty Corporation

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees For Against Abstain

1a John Kilroy 0 0 0

For Against Abstain

1b Edward Brennan, Ph.D. 0 0 0 3. Ratification of the appointment of Deloitte & 0 0 0 Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2016.

1c Jolie Hunt 0 0 0

1d Scott Ingraham 0 0 0 NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any

1e Gary Stevenson 0 0 0 adjournments or postponements thereof.

1f Peter Stoneberg 0 0 0

The Board of Directors recommends you vote FOR

Proposals 2 and 3: For Against Abstain

2. Approval, on an advisory basis, of the 0 0 0 compensation of the named executive officers.

. 25 Yes No

. 1

. 0 Please indicate if you plan to attend this meeting 0 0

R1

1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000280770 partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Import Notice Regarding the Availability of Proxy Materials for the 2016 annual Meeting of Stockholders:

The Notice of Annual Meeting, Proxy Statement and 2015 Annual Report on Form 10-K are available at www.proxyvote.com

KILROY REALTY CORPORATION Annual Meeting of Stockholders May 19, 2016, 9:00 AM PDT

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Kilroy Realty Corporation (the “Company”) acknowledge(s) receipt of a copy of the proxy statement for the Company’s 2016 Annual Meeting of Stockholders and, revoking any proxy heretofore given, hereby appoint(s) John Kilroy and Tyler Rose, and each of them, with full power of substitution, as proxies for the undersigned and to vote all the shares of common stock of the Company held of record by the undersigned on March 11, 2016, at the Annual Meeting of Stockholders to be held on May 19, 2016, or any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with discretionary authority as to any and all other business that may properly come before the meeting and with all powers possessed by the undersigned as if personally present at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXCERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE; AND “FOR” PROPOSALS 2 AND 3.

. 25 . 1 . 0 R1 _ 2 0000280770

Continued and to be signed on reverse side